                                                                   EXHIBIT 10.27


                             CONTRIBUTION AGREEMENT

                                  by and among

                            NEXTERA ENTERPRISES, INC.

                                  as "Nextera,"

                                  LEXECON INC.

                                  as "Lexecon,"

                                       and

           the Shareholders of Lexecon identified on Exhibit A hereto as the "Shareholders"








                                December 31, 1998

                                                INDEX

                                                                                          Page
                                                                                          ----
1.    DEFINITIONS............................................................................1

      1.1.  DEFINED TERMS....................................................................1
      1.2.  OTHER DEFINED TERMS..............................................................4

2.    TRANSACTION............................................................................7

      2.1.  CONTRIBUTION OF LEXECON SHARES; CONSIDERATION....................................7
      2.2.  TIME AND PLACE OF CLOSING.......................................................10
      2.3.  FURTHER ASSURANCES..............................................................10
      2.4.  TRANSFER TAXES..................................................................10
      2.5.  ADJUSTMENTS TO TRANSACTION CONSIDERATION........................................10
      2.6.  DISTRIBUTION OF CERTAIN ASSETS AND CERTAIN LIABILITIES..........................13
      2.7.  CONVEYANCES AT CLOSING..........................................................13

3.    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS....................................14

      3.1.  MAKING OF REPRESENTATIONS AND WARRANTIES........................................14
      3.2.  ORGANIZATION AND QUALIFICATIONS OF LEXECON......................................14
      3.3.  SHARES OF LEXECON; BENEFICIAL OWNERSHIP.........................................15
      3.4.  NO SUBSIDIARIES.................................................................15
      3.5.  AUTHORITY OF LEXECON............................................................15
      3.6.  REAL AND PERSONAL PROPERTY......................................................16
      3.7.  FINANCIAL STATEMENTS............................................................17
      3.8.  TAXES...........................................................................17
      3.9.  ACCOUNTS RECEIVABLE.............................................................20
      3.10. ABSENCE OF CERTAIN CHANGES......................................................20
      3.11. BANKING RELATIONS...............................................................22
      3.12. INTELLECTUAL PROPERTY...........................................................22
      3.13. CONTRACTS ......................................................................23
      3.14. LITIGATION .....................................................................24
      3.15. COMPLIANCE WITH LAWS............................................................24
      3.16. INSURANCE ......................................................................25
      3.17. POWERS OF ATTORNEY..............................................................25
      3.18. FINDER'S FEE ...................................................................25
      3.19. PERMITS: BURDENSOME AGREEMENTS..................................................25
      3.20. LEXECON RECORDS; COPIES OF DOCUMENTS............................................25
      3.21. TRANSACTIONS WITH INTERESTED PERSONS............................................25
      3.22. EMPLOYEE BENEFIT PROGRAMS.......................................................26
      3.23. ENVIRONMENTAL MATTERS...........................................................29
      3.24. DIRECTORS AND OFFICERS..........................................................30
      3.25. EMPLOYEES; LABOR MATTERS........................................................30
      3.26. CLIENTS ........................................................................31
      3.27. CLIENT REVENUES ................................................................31
      3.28. YEAR 2000 COMPLIANCE............................................................31
      3.29. EQUITY REPURCHASE...............................................................32
      3.30. DISTRIBUTION ...................................................................32
      3.31. DISCLOSURE .....................................................................32

4.    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS....................................32

      4.1.  MAKING OF REPRESENTATIONS AND WARRANTIES........................................32
      4.2.  OWNERSHIP OF SHARES AND OPTIONS.................................................33
      4.3.  AUTHORITY.......................................................................33

      4.4.  FINDER'S FEE....................................................................33
      4.5.  AGREEMENTS......................................................................33
      4.6.  EXPERIENCE; ACCREDITED INVESTOR.................................................34
      4.7.  INVESTMENT......................................................................34
      4.8.  NO PUBLIC MARKET................................................................34
      4.9.  ACCESS TO DATA..................................................................34
      4.10. RESIDENCE ......................................................................35
      4.11. PERSONAL ARTWORK. ..............................................................35

5.    REPRESENTATIONS AND WARRANTIES OF NEXTERA.............................................35

      5.1.  MAKING OF REPRESENTATIONS AND WARRANTIES........................................35
      5.2.  ORGANIZATION OF NEXTERA AND SUBSIDIARIES........................................35
      5.3.  SHARES OF NEXTERA...............................................................36
      5.4.  SUBSIDIARIES; LIQUIDATION OF NEXTERA LLC........................................37
      5.5.  AUTHORITY.......................................................................37
      5.6.  LITIGATION......................................................................38
      5.7.  FINDER'S FEE....................................................................38
      5.8.  FINANCIAL STATEMENTS............................................................38
      5.9.  TAXES...........................................................................39
      5.10. ABSENCE OF CERTAIN CHANGES......................................................40
      5.11. COMPLIANCE WITH LAWS............................................................42
      5.12. INTELLECTUAL PROPERTY...........................................................42
      5.13. INSURANCE ......................................................................42
      5.14. TRANSACTIONS WITH INTERESTED PERSONS............................................42
      5.15. NEXTERA RECORDS; SHARE EXCHANGE AGREEMENT; COPIES OF DOCUMENTS..................43
      5.16. ENVIRONMENTAL MATTERS...........................................................43
      5.17. YEAR 2000 COMPLIANCE............................................................44
      5.18. CLIENTS.........................................................................45
      5.19. INITIAL PUBLIC OFFERING MATERIALS...............................................45

6.    COVENANTS OF SHAREHOLDERS NOT TO COMPETE; RIGHT OF REPURCHASE.'.......................46

      6.1.  COVENANT OF SHAREHOLDERS........................................................46
      6.2.  RIGHT OF REPURCHASE.............................................................47
      6.3.  RIGHT OF FIRST REFUSAL..........................................................49

7.    OTHER COVENANTS.......................................................................50

      7.1.  AUTHORIZATION AND CONSENT FROM OTHERS...........................................50
      7.2.  CONSUMMATION OF AGREEMENT.......................................................50
      7.3.  COOPERATION.....................................................................50
      7.4.  [INTENTIONALLY OMITTED].........................................................50
      7.5.  TAX RETURNS.....................................................................50
      7.6.  OPTION POOL.....................................................................50
      7.7.  BOOKS AND RECORDS; TAX MATTERS..................................................51
      7.8.  RELEASE OF PERSONAL GUARANTEES..................................................51
      7.9.  LEXECON BOARD OF DIRECTORS/OPERATING COMMITTEE..................................51
      7.10. DIRECTORS' AND OFFICERS' LIABILITY INSURANCE ...................................52
      7.11. MILBERG ACTION..................................................................52
      7.12. TERMINATION OF THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT................52
      7.13. LEXECON INSURANCE...............................................................52
      7.14. SPECIAL TAG-ALONG RIGHTS........................................................52
      7.15. CERTAIN TRANSACTIONS............................................................53

8.    CONDITIONS............................................................................53

      8.1.  CONDITIONS TO THE OBLIGATIONS OF NEXTERA........................................53
      8.2.  CONDITIONS TO OBLIGATIONS OF LEXECON AND THE SHAREHOLDERS.......................54

9.    RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING..........................................55

      9.1.   SURVIVAL OF WARRANTIES.........................................................55

10.   INDEMNIFICATION.......................................................................55

      10.1.  INDEMNIFICATION BY THE SHAREHOLDERS............................................55
      10.2.  LIMITATIONS ON INDEMNIFICATION BY THE SHAREHOLDERS.............................56
      10.3.  INDEMNIFICATION BY NEXTERA.....................................................57
      10.4.  LIMITATION ON INDEMNIFICATION BY NEXTERA.......................................57
      10.5.  NOTICE OF CLAIMS; DISPUTE OF CLAIMS; DEFENSE OF CLAIMS.........................57
      10.6.  SATISFACTION OF INDEMNIFICATION OBLIGATIONS; RELEASE OF HOLDBACK AMOUNT........59

11.   MISCELLANEOUS.........................................................................61

      11.1.  FEES AND EXPENSES..............................................................61
      11.2.  GOVERNING LAW .................................................................61
      11.3.  NOTICES .......................................................................61
      11.4.  ENTIRE AGREEMENT...............................................................62
      11.5.  ASSIGNABILITY; BINDING EFFECT..................................................62
      11.6.  CAPTIONS AND GENDER............................................................62
      11.7.  EXECUTION IN COUNTERPARTS......................................................63
      11.8.  AMENDMENTS ....................................................................63
      11.9.  PUBLICITY AND DISCLOSURES......................................................63
      11.10. SPECIFIC PERFORMANCE...........................................................63
      11.11. AMBIGUITIES IN DRAFTING........................................................63

                             CONTRIBUTION AGREEMENT



        This Contribution Agreement (the "Agreement") is entered into as of December 31, 1998 by and among Nextera Enterprises, Inc., a Delaware corporation ("Nextera"), Lexecon Inc., an Illinois corporation ("Lexecon"), and the holders of Lexecon's capital stock (identified on Exhibit A as and herein collectively referred to as the "Shareholders" and individually as a "Shareholder").

                                   WITNESSETH

        WHEREAS, the Shareholders own of record and beneficially all of the issued and outstanding capital stock of Lexecon, consisting of 1,000 shares of Common Stock (said shares referred to herein as the "Shares");

      WHEREAS, the Shareholders desire to contribute all of the Shares to Nextera in exchange for Class A Common Stock of Nextera and cash pursuant to, and subject to the terms and conditions of, this Agreement;

      WHEREAS, certain members of Nextera Enterprises, L.L.C. ("Nextera LLC") have agreed to contribute their membership interests to Nextera in exchange for Class A Common Stock and Class B Common Stock of Nextera and the shareholders of each of Sibson & Company, Inc. and SC2, Inc. (together, the "Sibson Entities") have agreed to contribute their shares of the Sibson Entities to Nextera in exchange for Class A Common Stock of Nextera in connection with that certain Share Exchange Agreement dated as of August 31, 1998 by and among Nextera LLC, Nextera, the shareholders of the Sibson Entities and certain shareholders of Sibson Acquisition Co. (the "Share Exchange Agreement"); and

      WHEREAS the contributions of the Shareholders hereunder shall be contemporaneous with the Exchange Transaction (as such term is defined in the Share Exchange Agreement) in a transaction intended to meet the requirements of
Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

        1.1. Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

         "Affiliate" shall mean, when used with reference to a specified Person,
(i) any Person who directly or indirectly controls, is controlled by or is under common control with the specified Person, (ii) any Person who is a director, officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is a director, officer, partner or trustee or serves in a similar capacity, (iii) any Person who, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of the specified Person, or of which the specified Person, directly or indirectly, is the owner of 10% or more of any class of equity securities, or (iv) any relative of the specified Person.

         "Contract" shall mean with respect to any Person, any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, confidentiality agreement, employment agreement, lease, license agreement, instrument, obligation or commitment to which such Person is a party or is bound and which relates to such Person's business or assets, whether oral or written.

        "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

        "Damages" shall mean any and all damages, Liabilities, losses, diminution in value, Taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all reasonable amounts paid in investigation, defense or settlement of the foregoing).

        "Default" shall mean (1) a breach of or default under any Contract, (2) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (3) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

        "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, expense, claim, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other.

        "Lexecon Disclosure Schedule" shall mean a schedule delivered by Lexecon and the Shareholders to Nextera as of the date hereof which sets forth the exceptions to the representations and warranties contained in Sections 3 and 4 hereof and certain other information called for by this Agreement. Unless otherwise specified or the context otherwise requires, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Lexecon Disclosure

Schedule. An item disclosed in one section of the Lexecon Disclosure Schedule which is relevant to another section of the Lexecon Disclosure Schedule shall be deemed disclosed in such other section, but only if a person reading such item would reasonably conclude that such item is relevant to the other section.

        "Material Adverse Effect" shall mean with respect to any entity any material adverse effect or change in the financial condition, business, results of operations, assets, liabilities or operations of such entity and its Subsidiaries taken as a whole or on the ability of such entity to consummate the transactions contemplated hereby.

        "Milberg Liabilities" means all Liabilities associated with the Milberg Actions, including without limitation, all expenses and burdens of litigation and any judgments or settlements payable with respect thereto, any and all lawsuits or other Liabilities that may in the future arise out of the Milberg Actions and/or the facts which gave rise to the Milberg Actions and any Taxes arising out of the foregoing, including the distribution of the Milberg Actions to the Shareholders or their designees or as a result of any judgment or settlement paid or payable or received or receivable with respect thereto.

        "Net Book Value" shall mean total assets minus total liabilities.

        "Nextera Disclosure Schedule" shall mean a schedule delivered by Nextera to the Shareholders as of the date hereof which sets forth the exceptions to the representations and warranties contained in Section 5 hereof and certain other information called for by this Agreement. Unless otherwise specified or the context otherwise requires, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Nextera Disclosure Schedule. An item disclosed in one section of the Nextera Disclosure Schedule which is relevant to another section of the Nextera Disclosure Schedule shall be deemed disclosed in such other section, but only if a person reading such item would reasonably conclude that such item is relevant to the other section.

        "Nextera Subsidiaries" shall mean the Subsidiaries of Nextera LLC.

        "Permitted Encumbrances" shall mean (a) liens for current taxes or other governmental assessments or charges not yet due and payable, and (b) materialmen's, mechanics, workmen's, repairmen's, employees', carriers', warehousemen's and other like liens incurred in the ordinary course of business, so long as such liens do not individually or in the aggregate, materially impair the value of the assets or property subject thereto.

        "Person" shall mean any individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization.

        "Regulations" shall mean any laws, statutes, ordinances, regulations, rules, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, and occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

        "Subsidiary" shall mean with respect to any entity (a) any corporation in an unbroken chain of corporations beginning with such entity if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which the entity is a general partner, (c) any limited liability company in which the entity is a managing member, or (d) any partnership or limited liability company in which the entity possesses, directly or indirectly, a 50% or greater interest in the total capital or total income of such partnership or limited liability company.

        "to the knowledge of Lexecon" or a similar phrase, shall mean the actual knowledge of the Shareholders and/or Mark Zumbach (without investigation).

        "to the knowledge of Nextera" or a similar phrase, shall mean the actual knowledge of Gresham T. Brebach, Jr., Ronald K. Bohlin, Michael P. Muldowney, Stanley E. Maron and/or Steven B. Fink (without investigation).

        "Working Capital" shall mean current assets minus current liabilities.

        1.2. Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

               Term                                              Section
               ----                                              -------
               1998 Plan.......................................  7.6
               Acceptance Notice...............................  6.2
               Actual Adjustment Amount........................  2.5(c)
               Adjustment Amount...............................  2.5(a)
               Agreement.......................................  Introduction
               Appraisal Notice................................  10.6(d)
               Approvals.......................................  3.19
               Arbitrator......................................  2.5(e)
               Board...........................................  10.6(d)
               Claim...........................................  10.5(a)
               Claim Notice....................................  10.5(a)
               Claim Response..................................  10.5(a)

               Term                                              Section
               ----                                              -------
               Clients.........................................  3.26
               Closing.........................................  2.2
               Closing Amount..................................  2.1(b)
               Closing Date....................................  2.2
               Closing Balance Sheet...........................  2.5(c)
               Closing Holdback Amount.........................  2.1(c)
               Closing Working Capital.........................  2.5(a)
               Code............................................  Recitals
               Commission......................................  5.19
               Competitor......................................  6.3
               Competitor Notice...............................  6.3
               Contingent Amount...............................  2.1(d)
               Covenant Claim..................................  10.1(e)
               Covered Transaction.............................  7.14
               Eligible Persons................................  6.2
               Employee Options................................  7.6
               Employee Program................................  3.22(m)
               Environmental Law...............................  3.23(e)
               Excluded Liability Claim........................  10.1(d)
               ERISA...........................................  3.22(c)
               ERISA Affiliate.................................  3.22(m)
               Escrow Account..................................  2.1(d)
               Fair Market Value...............................  10.6(d)
               Fraud Claims....................................  10.1(a)
               GAAP............................................  2.5
               General Claims..................................  10.1(f)
               Guarantee Claims................................  10.3
               Guarantees......................................  7.8
               Hazardous Material..............................  3.23(e)
               Hazardous Waste.................................  3.23(e)
               Holdback Amount.................................  2.1(c)
               Holdback Deficiency Amount......................  2.1(d)
               Initial Public Offering.........................  2.1(d)
               Intellectual Property...........................  3.12(a)
               Interim Balance Sheet...........................  2.5
               IRS.............................................  3.22(b)
               Leased Real Property............................  3.6(a)
               Lexecon.........................................  Introduction
               Lexecon Articles................................  3.2
               Lexecon Audited Financial Statements............  3.7(a)
               Lexecon Balance Sheet...........................  3.7(a)

               Term                                              Section
               ----                                              -------
               Lexecon Balance Sheet Date......................  3.7(a)
               Lexecon Financial Statements....................  3.7(a)
               Lexecon Indemnification Percentage..............  10.2(c)
               Lexecon Interim Financial Statements............  3.7
               Lexecon Notice..................................  6.3
               Lexecon Organizational Documents................  3.2
               LLC Operating Agreement.........................  5.2(b)
               maintains (ERISA) ..............................  3.22(m)
               Milberg Actions.................................  2.6(a)
               Milberg Assets..................................  2.6(a)
               Milberg Liabilities.............................  2.6(a)
               Multiemployer Plan..............................  3.22(m)
               NBV Adjustment Amount...........................  2.5(a)
               Net Book Value..................................  2.5(a)(ii)
               Nextera.........................................  Introduction
               Nextera Audited Financial Statements............  5.8(a)
               Nextera Balance Sheet...........................  5.8(a)
               Nextera Certificate.............................  5.2(a)
               Nextera Class A Stock...........................  2.1(b)
               Nextera Clients.................................  5.18
               Nextera Financial Statements....................  5.8(a)
               Nextera Indemnified Party.......................  10.1
               Nextera Intellectual Property...................  5.12
               Nextera Interim Financial Statements............  5.8(a)
               Nextera LLC.....................................  Recitals
               Nextera Organizational Documents................  5.2(a)
               Ownership Claims................................  10.1(b)
               Ownership Date..................................  5.2
               PCBs............................................  3.23(c)
               Preliminary Adjustment Amount...................  2.5(b)
               Preliminary Closing Balance Sheet...............  2.5(b)
               Redemption Price................................  2.1(d)
               Repurchase Appraisal Notice.....................  6.2
               Repurchase Notice...............................  6.2
               Repurchase Option...............................  6.2
               Repurchase Valuation Notice.....................  6.2
               Transaction Consideration.......................  2.1(e)
               Representatives.................................  7.4(a)
               Retiree Welfare Benefit Plans...................  3.22(g)
               S-1.............................................  5.18
               Securities Act..................................  2.1(d)

               Term                                              Section
               ----                                              -------

               Service Agreement...............................  6.1(d)
               Shareholder.....................................  Introduction
               Shareholder Indemnified Party...................  10.3
               Shareholder Representative......................  11.8
               Share Exchange Agreement........................  Recitals
               Shares..........................................  Recitals
               Sibson Entities.................................  Recitals
               Signing Bonuses.................................  2.5(a)
               Special Tag-Along Right.........................  7.13
               Stockholders Agreement..........................  8.1(e)
               Target Working Capital..........................  2.5
               Tax (Taxes).....................................  3.8(a)
               Tax Claims......................................  10.1(c)
               Tax Returns.....................................  3.8(b)
               Unredeemed Shares...............................  2.1(d)
               Valuation Notice................................  10.6(d)
               WC Adjustment Amount............................  2.5(a)

SECTION 2. TRANSACTION.

        2.1. Contribution of Lexecon Shares; Consideration.

               (a) Transfer of Shares. At the Closing (as defined below), in return for the cash and issuance of Nextera Class A Stock in accordance with subsections (b) and (d) below and in reliance upon the representations and warranties of Nextera herein contained and made at the Closing and subject to the satisfaction of all of the conditions contained herein, each Shareholder shall deliver or cause to be delivered to Nextera certificates representing all of the Shares owned by such Shareholder, as set forth on Exhibit A. Such certificates shall be presented with assignments duly executed in blank (or the equivalent), with such other documents as may reasonably be required by Nextera to effect a valid transfer of such Shares by such Shareholder, free and clear of any and all liens, encumbrances, charges or claims.

               (b) Consideration for Shares at Closing. In return for the contribution from the Shareholders to Nextera of the Shares and in reliance upon the representations and warranties of Lexecon and the Shareholders herein contained and made at the Closing and subject to the satisfaction of all of the conditions contained herein, Nextera agrees that at the Closing, it will (i) deliver to the Shareholders an aggregate of Thirty One Million One Hundred Forty Five Thousand Nine Hundred Fifty Three Dollars ($31,145,953) in the form of a demand promissory note bearing 5% interest and payable to the Shareholder Representative (it being understood that such amount includes a Preliminary Adjustment Amount of Six Thousand Forty Seven Dollars ($6,047) but is subject to subsequent adjustment pursuant to the other provisions of Section 2.5), and (ii) issue to the Shareholders an aggregate amount of 2,816,000 shares of Class A Common Stock of Nextera ("Nextera Class A Stock"), which shall be distributed in the amounts set forth opposite the name of each Shareholder on Exhibit A. The cash and Nextera Class A Stock specified in clauses (i) and (ii) of the previous sentence are referred to herein collectively as the "Closing Amount."

               (c) Holdback Amount. As security for the obligations of the Shareholders under Section 10 of this Agreement, the Shareholders hereby instruct Nextera to retain and holdback (i) 1,408,000 shares of Nextera Class A Stock otherwise issuable as a part of the Closing Amount pursuant to Section 2.1(b) above (the "Closing Holdback Amount"), and (ii) (A) if the Contingent Amount (as defined below) is issued on or before the first anniversary of the Closing, then fifty percent (50%) of the Nextera Class A Stock otherwise issuable as the Contingent Amount pursuant to Section 2.1(d) below, or (B) if the Contingent Amount is issued after the first anniversary of the Closing Date, then twenty-five percent (25%) of the Nextera Class A Stock otherwise issuable as the Contingent Amount pursuant to Section 2.1(d) below (the Nextera Class A Stock referred to in clauses (i) and (ii) above hereinafter being collectively referred to as the "Holdback Amount").

               The shares of Nextera Class A Stock to be held by Nextera pursuant to clause (i) of the preceding paragraph shall be issued in the names of the Shareholders according to the relevant percentages set forth opposite each Shareholder's name on Exhibit A and the shares of Nextera Class A Stock to be held by Nextera pursuant to clause (ii) of the preceding paragraph shall be issued in the names and according to the percentages specified in writing by the Shareholder Representative, but such certificates shall not be delivered to them. Such shares of Nextera Class A Stock shall be deemed to be the property of the Shareholders and shall not be deemed to be contingent consideration, but rather are being held back by Nextera as security for the indemnification obligations of the Shareholders hereunder. Any and all dividends and distributions which are declared and/or paid following the Closing with respect to such Nextera Class A Stock shall be included in the Holdback Amount and upon the release of the Nextera Class A Stock from the Holdback Amount to the Shareholders, the Shareholders shall be entitled to receive such dividends and distributions in respect of such released Nextera Class A Stock.

                      (d) Contingent Amount. As additional consideration for the contribution of the Shares, Nextera shall reserve for issuance to the Shareholders up to 1,450,240 shares of Nextera Class A Stock (as may be appropriately adjusted for stock splits, stock dividends and similar transactions which may occur after the date of this Agreement) to be issued to the Shareholders based on percentages specified in writing by the Shareholder Representative as follows (the "Contingent Amount"):

                      (i) In the event that an Initial Public Offering (as defined below) occurs on or before February 29, 2000, the precise amount of Nextera Class A Stock to be issued to the Shareholders shall be determined in accordance with Exhibit B attached hereto. Subject to the Holdback Amount described in Section 2.1(c) above, any issuance of Nextera Class A Stock to the Shareholders under this subsection (i) shall be made promptly following the Initial Public Offering.

                      (ii) In the event that an Initial Public Offering does not occur by February 29, 2000, then Nextera shall (a) issue the full amount of 1,450,240 shares of Nextera Class A Stock; and (b) contemporaneously with the issuance of such Nextera Class A Stock redeem the full amount of Nextera Class A Stock at a per share redemption price of $7.65 (such amount being appropriately adjusted for any adjustments made to the Contingent Amount for stock splits, stock dividends and similar transactions, and such amount as so adjusted being referred to herein as the "Redemption Price"). The issuance to the Shareholders and contemporaneous redemption of Nextera Class A Stock under this subsection
(ii) shall be made no later than April 1, 2000; provided that 25% of the cash redemption amount otherwise payable to the Shareholders shall be deemed to be part of the Holdback Amount and shall be deposited into an escrow account with a bank or other third party on terms mutually acceptable to the Shareholder Representative and Nextera (the "Escrow Account"). Notwithstanding the foregoing, if (x) at the time of a required redemption under this Section 2.1(d)(ii) there are any unresolved Claims as to which Nextera has delivered a Claim Notice and (y) the Closing Holdback Amount then retained by Nextera is less than the then estimated amount of the Damages associated with such unresolved Claims as promptly agreed in good faith by Nextera and the Shareholder Representative (the amount of the difference between the Closing Holdback Amount and such estimated amount of Damages being referred to as the "Holdback Deficiency Amount"), then Nextera, in its sole discretion, may elect not to redeem that portion of the Nextera Class A Stock having a value equal to the estimated amount of the Holdback Deficiency Amount (the "Unredeemed Shares"); provided, however, that (i) the Unredeemed Shares shall remain in the Holdback Amount, (ii) for purposes of (x) determining the number of Unredeemed Shares needed to satisfy the Holdback Deficiency Amount under this Section 2.1(d)(ii) and (y) Section 10.6(a), each of the Unredeemed Shares shall be valued at the greater of Fair Market Value or the Redemption Price, and (iii) any Unredeemed Shares that are not used to satisfy indemnification obligations in accordance with Section 10.6(a) shall be promptly redeemed at the Redemption Price and the proceeds (plus interest at 5% per annum from April 1, 2000) released to the Shareholders or deposited into the Escrow Account (as appropriate).

               As used herein, an "Initial Public Offering" shall mean Nextera's first underwritten initial public offering of Nextera Class A Stock under the Securities Act of 1933, as amended (the "Securities Act") after the date hereof, that results in Nextera

Class A Stock being listed for trading on a national securities exchange or being authorized for trading on the Nasdaq National Market System at such time.

                      Any issuance of Nextera Class A Stock to the Shareholders under this Section 2.1(d) shall be allocated to each Shareholder based on percentages specified in writing by the Shareholder Representative.

                      (e) Transaction Consideration. As used herein the term "Transaction Consideration" shall mean the Closing Amount and the Contingent Amount (including that portion of the Closing Amount and the Contingent Amount held as a part of the Holdback Amount).

               2.2. Time and Place of Closing. The closing of the contribution and exchange and other transactions provided for in this Agreement (the "Closing") shall be held at the offices of Maron & Sandler in Los Angeles, California on December 31, 1998 (the "Closing Date") effective as of the close of business on the Closing Date or at such other date and location as may be mutually agreed upon by the parties. The Closing shall be simultaneous with the "Closing" under the Share Exchange Agreement.

               2.3. Further Assurances. The Shareholders from time to time after the Closing at the request of Nextera and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Nextera may reasonably require to more effectively transfer and assign to, and vest in, Nextera the Shares and all rights thereto, and to fully implement the provisions of this Agreement. Nextera from time to time after the Closing at the request of the Shareholders and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as the Shareholders may reasonably require to more effectively transfer and assign to, and vest in, the Shareholders the shares of Nextera Class A Stock required to be delivered hereunder, and all rights thereto, and to fully implement the provisions of this Agreement.

               2.4. Transfer Taxes. All transfer Taxes, fees and duties under applicable law incurred in connection with the contribution and transfer of the Shares and the issuance of the Nextera Class A Stock under this Agreement (but, in any event, excluding income Taxes), if any, will be borne and paid equally by Nextera, on the one hand, and the Shareholders, on the other hand.

               2.5. Adjustments to Transaction Consideration. Subject to the exceptions described below, the amount of the cash portion of the Closing Amount to be delivered at the Closing is premised upon Lexecon having (A) $6,400,000 of Working Capital as of the Closing (the "Target Working Capital"), and (B) a Net Book Value as of the Closing equal to or greater than the Net Book Value set forth on the Balance Sheet of Lexecon as of September 30, 1998 (the "Interim Balance Sheet") attached hereto as a part of the Lexecon Interim Financial Statements in Schedule 3.7.

                (a) Adjustment Amount. The "Adjustment Amount" shall be calculated as set forth below:

                      (i) As used herein, "NBV Adjustment Amount" shall mean Net Book Value of Lexecon as of the Closing minus Net Book Value of Lexecon as set forth on the Interim Balance Sheet (but in no event shall the NBV Adjustment Amount be greater than zero); provided, however, that there shall be excluded from the calculation of the NBV Adjustment Amount any reduction in Net Book Value from the date of the Lexecon Interim Financial Statements through the Closing Date arising from normal changes as a result of operations in the ordinary course of Lexecon's business, none of which changes as a result of operations may be materially adverse to Lexecon. For purposes of this Section 2.5(a)(i), the following shall be deemed to be in the ordinary course of Lexecon's business (and not materially adverse): (A) the payment of bonuses to employees of Lexecon which are in accordance with past practice; (B) the incurrence of debt to pay such bonuses to employees and Shareholders; and (C) the payment of bonuses to the Shareholders; provided, however, that the payment of such bonuses and incurrence of debt in the preceding clauses (A), (B) and (C) may not cause the Closing Working Capital (as defined below) to fall below the Target Working Capital); and

                      (ii) As used herein, "WC Adjustment Amount" means the amount of the Working Capital of Lexecon as of the Closing (the "Closing Working Capital") minus the Target Working Capital.

               The Adjustment Amount shall equal the sum of the NBV Adjustment Amount and the WC Adjustment Amount; provided that if the NBV Adjustment Amount and the WC Adjustment Amount are both negative numbers, the Adjustment Amount shall be the greater of such amounts (in absolute value terms) as opposed to the sum of such amounts.

               If the Adjustment Amount is a negative number, then the Shareholders shall pay to Nextera the Adjustment Amount. If the Adjustment Amount is a positive number, then Nextera shall pay to the Shareholders the Adjustment Amount.

               All calculations under, and financial statements prepared for, this Section 2.5 shall be in accordance with generally accepted accounting principles ("GAAP") and using the same accounting principles and interpretations used to prepare the Interim Balance Sheet (to the extent such principles and interpretations are consistent with GAAP). In making such calculations and preparing such financial statements , (a) Lexecon shall be deemed to be an "S Corporation" and (b) the following shall be deemed to be fully-accrued as current liabilities of Lexecon to the extent not actually paid prior to the Closing: (x) all amounts payable by Lexecon with respect to legal, accounting and other fees and expenses in connection with this Agreement and the transactions contemplated hereby on behalf of itself and the Shareholders and
(y) all bonus amounts payable to the Shareholders or non-Shareholder senior executives of Lexecon, other than the "signing bonuses" (including cash and stock options) payable to the non-Shareholder executives and professional staff of Lexecon pursuant to the terms of their new employment or service agreements being entered into in connection with the Closing (the "Signing Bonuses").

               (b) Preliminary Determination by Lexecon. Not less than two (2) business days prior to the Closing, Lexecon shall prepare and deliver to Nextera a forecasted balance sheet of Lexecon as of the Closing reflecting Lexecon's forecast of (i) the Net Book Value as of the Closing, (ii) the Closing Working Capital, and (iii) a reasonably detailed written estimate of the Adjustment Amount (such estimate being the "Preliminary Adjustment Amount"). Without limiting the rights of the parties in connection with the final determination of the Adjustment Amount under this Section 2.5, the cash portion of the Closing Amount shall be reduced or increased (as the case may be) by the Preliminary Adjustment Amount, if any, as determined by Lexecon.

               (c) Post-Closing Determination by Nextera. Within sixty (60) days after the Closing, Nextera shall prepare and deliver to the Shareholder Representative a balance sheet of Lexecon as of the Closing (the "Closing Balance Sheet") reflecting Nextera's determination of (i) the Net Book Value as of the Closing, (ii) the Closing Working Capital, and (iii) a reasonably detailed calculation of the Adjustment Amount. The Adjustment Amount calculated by Nextera (if agreed to by the Shareholder Representative) or the Adjustment Amount determined by the Arbitrator under subsection (e) below is referred to herein as the "Actual Adjustment Amount."

               (d) Settlement. Any amount owed by the Shareholders to Nextera as a result of the Actual Adjustment Amount (taking into account payments made in respect of the Preliminary Adjustment Amount) shall promptly be paid to Nextera, together with interest at the rate of five percent (5%) per annum from the Closing Date. Any amount owed by Nextera to the Shareholders as a result of the Actual Adjustment Amount (taking into account payments made in respect of the Preliminary Adjustment Amount) shall promptly be paid to the Shareholders (to a bank account specified in writing by the Shareholder Representative), together with interest at the rate of five percent (5%) per annum from the Closing Date.

               (e) Disputed Adjustment Amount. If the Shareholders disagree with the amount determined by Nextera to be the Adjustment Amount, the Shareholder Representative shall notify Nextera in writing of such disagreement within twenty (20) business days of his receipt of the Closing Balance Sheet. Nextera and the Shareholder Representative shall use their commercially reasonable efforts for a period of ten (10) business days following the notice of disagreement to resolve any disagreement. If at the end of such period, Nextera and the Shareholder Representative are unable to resolve the disagreement, a mutually agreed upon independent public accounting firm (the "Arbitrator") shall be retained to make a final and binding determination of the Adjustment Amount, at which time any amounts payable by Nextera or the Shareholders shall promptly be paid to the other in the manner set forth in subsection (d) and according to the Arbitrator's determination. The determination of the Arbitrator shall be final, binding and conclusive on the parties. The fees and expenses of the Arbitrator shall be borne equally by Nextera, on the one hand, and the Shareholders, on the other hand.

               (f) Other Matters. Notwithstanding anything contained in this Agreement to the contrary, the Shareholders shall not have any liability to Nextera, Lexecon or any other Person or entity (whether as a purchase price adjustment, indemnity obligation or otherwise) arising from, or relating to, Lexecon's conversion from the cash to accrual method of tax accounting in connection with the transactions contemplated by this Agreement.

                2.6.2.6. Distribution of Certain Assets and Certain Liabilities. Lexecon and/or its Shareholders prior to the date hereof has engaged in certain lawsuits as a plaintiff and/or a defendant involving the law firm of Milberg Weiss Bershad Hynes & Lerach LLP (the "Milberg Actions"). On December 30, 1998, Lexecon Enterprises, Inc. and Lexecon entered into and made effective the transactions set forth in the letter agreement attached hereto as Exhibit C.

               2.7.   Conveyances at Closing.

               (a) Instruments and Possession. Subject to the terms and conditions contained herein, to effect the contribution and transfer referred to in Section 2.1 hereof, the Shareholders will, at the Closing, execute and deliver to Nextera or cause to be executed and delivered to Nextera:

                      (i) certificates representing all of the Shares accompanied by assignments duly executed in blank; and

                      (ii) such other instruments as shall be reasonably requested by Nextera to vest in Nextera title in and to the Shares in accordance with the provisions hereof.

                      (b) Form of Instruments. To the extent that a form of any document to be delivered thereunder to Nextera is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Nextera. To the extent that a form of any document to be delivered thereunder to the Shareholders is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the Shareholders.

                      (c) Issuance and Payment of Closing Amount. Subject to the terms of this Agreement, Nextera shall deliver to the Shareholders the Closing Amount as described above.

                      (d) Certificates; Opinions. The Shareholders and Nextera shall deliver or cause to be delivered the certificates, opinions of counsel and other matters described in Section 8.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

        3.1. Making of Representations and Warranties. As a material inducement to Nextera to enter into this Agreement and consummate the transactions contemplated hereby and except as set forth on the Lexecon Disclosure Schedule, each of the Shareholders severally, but not jointly, hereby makes to Nextera the representations and warranties contained in this Section 3; provided, however, that no Shareholder shall have any right of indemnity or contribution from Lexecon with respect to any breach of representation or warranty thereunder. Nextera is relying on the truth and accuracy of the representations and warranties made by the Shareholders in this Agreement, and the Shareholders shall be liable for breach of such representations and warranties to the extent set forth in Section 10 notwithstanding any due diligence investigation conducted by Nextera or any knowledge or information which Nextera may have as of the date of this Agreement.

        3.2. Organization and Qualifications of Lexecon. Lexecon is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois with corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of Lexecon's Articles of Incorporation, as amended to date, certified by the Illinois Secretary of State (the "Lexecon Articles"), and except as set forth on Schedule 3.2, the copies of Lexecon's By-Laws, as amended to date, certified by Lexecon's Secretary (together with Lexecon Articles, the "Lexecon Organizational Documents"), and heretofore delivered to Nextera's counsel, are complete and correct, and no amendments thereto are pending. Lexecon is not in violation of any term of the Lexecon Organizational Documents. Except as set forth on Schedule 3.2, Lexecon is duly qualified or authorized to do business as a corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized would not have a Material Adverse Effect.

        3.3. Shares of Lexecon; Beneficial Ownership. The authorized capital stock of Lexecon consists of 12,000 shares of Common Stock, of which 1,000 shares are duly and validly issued, outstanding, fully paid and non-assessable. Each Shareholder owns of record and beneficially the number of the Shares set forth opposite each Shareholder's name in Exhibit A. Other than as set forth on
Schedule 3.3, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of Lexecon. None of Lexecon's capital stock has been issued in violation of any federal or state law. Other than as set forth on Schedule 3.3, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Shares to which Lexecon or any of the Shareholders is a party.

        3.4 No Subsidiaries. Lexecon has no Subsidiaries or investments in any other corporation or business organization.

        3.5. Authority of Lexecon. Lexecon has full right, authority and corporate power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Lexecon pursuant to this Agreement and to carry out the transactions contemplated hereby or thereby. The execution, delivery and performance by Lexecon of this Agreement and each such other agreement, document and instrument to which Lexecon is a party have been duly authorized by all necessary action of Lexecon and no other action on the part of Lexecon or the Shareholders is required in connection therewith.

        This Agreement and each agreement, document and instrument executed and delivered by Lexecon pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Lexecon enforceable against Lexecon in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance by Lexecon of this Agreement and each such agreement, document and instrument:

                      (i) does not and will not violate any provision of the Lexecon Organizational Documents;

                      (ii) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Lexecon or require Lexecon to obtain any approval, consent or waiver of, or make any filing with, any governmental entity that has not been obtained or made; and

                      (iii) except as set forth in Schedule 3.5, does not and will not result in a breach of, constitute a default under, accelerate any obligation under, require any approval, consent or waiver under, or give rise to a right of termination of any indenture or loan or credit agreement or any other material Contract, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Lexecon is a party or by which the property of Lexecon is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of Lexecon's assets or the Shares, except where such breach default, acceleration or exercise of right of termination would not have a Material Adverse Effect.

                3.6. Real and Personal Property.

               (a) Real Property. Lexecon does not own any real property. All of the real property leased by Lexecon is identified on Schedule 3.6(a) (herein referred to as the "Leased Real Property").

                      (i) Leases. All leases of Leased Real Property are identified on Schedule 3.6(a), and true and complete copies thereof have been delivered or made available to Nextera. Each of said leases has been duly authorized and executed by Lexecon and is in full force and effect and binding and enforceable against Lexecon and, to the knowledge of Lexecon, the other parties thereto. Lexecon is not in default under any material provision of any of said leases, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the knowledge of Lexecon, the other party to each of said leases is not in default under any material provision of any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

                      (ii) Condition of Leased Real Property. Except as set forth in Schedule 3.6(a) or 3.23, to the knowledge of Lexecon, (1) there are no material defects in the physical condition of any of the Leased Real Property and (2) all such Leased Real Property is in good operating condition and repair (ordinary wear and tear excepted).

                      (iii) Compliance with the Law. Lexecon has not received any notice from any governmental authority of any material violation of any Regulations, license, permit or authorization issued with respect to the Leased Real Property that has not been heretofore corrected. Lexecon has not received any notice of any real estate tax deficiency or assessment and is not aware of any proposed deficiency, claim or assessment with respect to any of the Leased Real Property, or any pending or threatened condemnation thereof.

                (b) Personal Property. Schedule 3.6(b) contains lists of certain quarterly additions of depreciable property, including all material machinery and equipment of Lexecon. Except as specifically disclosed in said Schedule or in the Lexecon Balance Sheet (as defined below), and except for Permitted Encumbrances, Lexecon owns (or has a valid right to use under a written lease or rental agreement) all of its personal property free of any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge. Except as otherwise specified in Schedule 3.6(b) hereto, all leasehold improvements, furnishings, machinery and equipment of Lexecon presently necessary to the conduct of the business of Lexecon as such business is currently being conducted are in good operating condition and repair (ordinary wear and tear excepted).

        3.7. Financial Statements.

               (a) Lexecon has delivered to Nextera the following financial statements, copies of which are attached hereto as Schedule 3.7: (i) the balance sheet of Lexecon for its fiscal year ended December 31, 1997, and statements of income and retained earnings for the year then ended each as audited by Ernst & Young LLP (the "Lexecon Audited Financial Statements"), and (ii) unaudited balance sheet of Lexecon as of September 30, 1998 (the "Lexecon Interim Balance Sheet") and unaudited statements of profit and loss of Lexecon for the nine months ended September 30, 1998 (the "Lexecon Interim Financial Statements" and together with the Lexecon Audited Financial Statements, the "Lexecon Financial Statements"). The December 31, 1997 balance sheet is hereinafter referred to as the "Lexecon Balance Sheet." To the knowledge of Lexecon, the Lexecon Financial Statements have been prepared in accordance with GAAP (provided that the Lexecon Interim Financial Statements (i) are subject to normal year-end adjustments and
(ii) lack footnotes and other presentation items) applied consistently during the period covered thereby, and present fairly in all material respects the consolidated financial condition of Lexecon at the date of said statements and the consolidated results of its operations for the periods covered thereby.

               (b) To the knowledge of Lexecon, except as set forth on Schedule 3.7, as of the Closing, Lexecon does not have any material Liabilities which would be required by GAAP to be stated or adequately reserved against on a balance sheet or the notes thereto, except Liabilities (i) stated or adequately reserved against on the Lexecon Interim Balance Sheet or the Lexecon Balance Sheet (or referenced in the notes thereto), (ii) incurred in the ordinary course of business of Lexecon, (iii) disclosed in the Lexecon Disclosure Schedule, or
(iv) future performance obligations under Contracts, none of which relates to any default, breach of warranty, tort infringement, or violation of any Regulations or Court Orders.

        3.8. Taxes.

               (a) As used in this Agreement, the terms "Tax" and "Taxes" mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, VAT, service, service use, ad valorem, transfer, franchise, profits, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, real and personal property, gift, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign). The terms "Tax" and "Taxes" include any liability of Lexecon or any current or former Subsidiary of Lexecon for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Lexecon or any current or former Subsidiary of Lexecon for payment of such amounts was determined or taken into account with reference to the liability of any other person.

                      (b) All returns, declarations, reports, estimates, statements, schedules or other information or documents with respect to Taxes (collectively, "Tax Returns") required to be filed by or with respect to Lexecon or any current or former Subsidiary of Lexecon have been timely filed (giving effect to extensions granted with respect thereto), and all such Tax Returns are true, correct, and complete in all material respects.

                      (c) Each of Lexecon and any current or former Subsidiary of Lexecon has timely paid all Taxes due from it or claimed to be due from it by any federal, state, local, foreign or other taxing authority, other than Taxes being contested in good faith and set forth on Schedule 3.8.

                      (d) There are no liens for Taxes upon any of the assets of, or interests in Lexecon, except liens for taxes not yet due and payable.

                      (e) No Tax Returns of Lexecon have been audited by the relevant taxing authority. No deficiency for any Taxes has been proposed, asserted or assessed against Lexecon that has not been resolved and paid in full. There are no outstanding waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns that have been given by Lexecon (including the time for filing of Tax Returns or paying Taxes), and Lexecon has no pending written requests for any such waivers, extensions, or comparable consents.

                      (f) No audit or other proceeding by any federal, state, local or foreign court, governmental, regulatory, administrative or similar authority is presently pending with respect to any Taxes or Tax Return Lexecon, and Lexecon has not received written notice of any pending audits or proceedings.

                      (g) Lexecon has established adequate reserves in accordance with generally accepted accounting principles for all Taxes not yet due and payable, which reserves are set forth in the Lexecon Audited Financial Statements.

                      (h) Lexecon has not received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Material Adverse Effect on Lexecon or the assets of Lexecon.

                      (i) Lexecon has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any applicable state and foreign laws) and has, within the time and the manner prescribed by law, paid over to the proper governmental authorities all amounts so withheld.

                      (j) Neither Lexecon nor any Subsidiary of Lexecon is a party to, bound by or has any obligation under any Tax sharing allocation or indemnity agreement or similar contract or arrangement.

                      (k) Lexecon is, and has been at all times since May 1, 1991, properly characterized as an "S Corporation" for federal and applicable state and local income tax purposes. As of the Effective Date of Lexecon's election to be characterized as an "S Corporation" for federal and applicable state and local income tax purposes, the amount of gain, if any, inherent in Lexecon's assets sold, distributed or otherwise transferred since the effective date of the election subject to income tax as a result of such sale(s), distribution(s) or transfer(s) pursuant to Code Section 1374 and the applicable state counterparts thereof is set forth on Schedule 3.8.

                      (l) No power of attorney granted by Lexecon with respect to any Taxes is currently in force.

                      (m) Lexecon is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for U.S. federal income tax purposes.

                      (n) To the knowledge of Lexecon, there is no expectation that any taxing authority may claim or assess any material amount of Taxes payable by Lexecon for any period ending prior to the Closing Date and there are no facts of which Lexecon or the Shareholders are aware which would constitute grounds for the assessment of any material amount of Taxes payable by Lexecon for any period ending prior to the Closing Date.

                      (o) Lexecon and each Shareholder is a "United States person" within the meaning of Section 7701 of the Code.

                      (p) Schedule 3.8 sets forth each state, local and foreign jurisdiction in which Lexecon is required, or has within the six year period ending on the Closing Date been required, to file or be included in a Tax Return. No written claim has ever been received by Lexecon or any current or former Subsidiary of Lexecon from a taxing authority in a jurisdiction where Lexecon or any current or former Subsidiary of Lexecon does not pay Taxes or file Tax Returns that Lexecon or any current or former Subsidiary of Lexecon is or may be subject to Taxes assessed by such jurisdiction, and, to the knowledge of Lexecon, no such claim has been threatened by a taxing authority.

                      (q) Except as set forth on Schedule 3.8, Lexecon has not agreed, nor is it (or will it be immediately following the Closing as a result of any of the transactions contemplated by this Agreement) required, to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

                      (r) Lexecon has not entered into any installment sale contract pursuant to Section 453 of the Code whereby the installments have not been fully collected, nor has Lexecon entered into an interest rate swap, currency swap, or similar transaction.

                      (s) Neither Lexecon nor any Shareholder has received a written notice of tax lien with respect to the Shares.

                      (t) Lexecon will not incur any Taxes as a result of the distributions of the Milberg Actions to the Shareholders nor will Lexecon incur any Taxes as a result of any judgments or settlements paid or payable or received or receivable with respect thereto or with respect to any and all lawsuits or other claims that may arise in the future out of the Milberg Actions and/or facts which gave rise to the Milberg Actions.

        3.9.Accounts Receivable. To the knowledge of Lexecon, and except as set forth on Schedule 3.9 attached hereto, the accounts receivable of Lexecon shown or reflected on the Lexecon Interim Balance Sheet or existing at the date of this Agreement (less the reserve for bad debts set forth on the Lexecon Interim Balance Sheet or existing at the date hereof) are valid and enforceable claims, fully collectible and subject to no set off or counterclaim and reflect amounts due or owing to Lexecon for services performed prior to such date in the ordinary course of business. Except as set forth on Schedule 3.9 or, Lexecon has no accounts or loans receivable from any Affiliate of Lexecon or from any Shareholder, director, officer or employee of Lexecon other than obligations of such Persons to reimburse personal expenses incurred in the ordinary course of business.

        3.10. Absence of Certain Changes. Except as disclosed in Schedule 3.10 attached hereto or as contemplated by this Agreement, since September 30, 1998, there has not been:

                      (a) Any change in the business, properties, assets, results of operations, financial condition, or liabilities of Lexecon, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to Lexecon;

                      (b) Any contingent liability incurred by Lexecon as guarantor or surety with respect to the obligations of others, or any compromise or forgiveness of any material debt owing to Lexecon, or any written waiver of any material claim or right of Lexecon;

                      (c) Any mortgage, encumbrance or lien (other than Permitted Encumbrances) placed on any of the properties of Lexecon which remains in existence on the date hereof or will remain on the Closing Date;

                      (d) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Lexecon other than in the ordinary course of business;

                      (e) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Lexecon;

                      (f) Any declaration, setting aside or payment of any dividend by Lexecon, or the making of any other distribution in respect of the equity interests of Lexecon, or any direct or indirect redemption, purchase or other acquisition by Lexecon of its equity interests;

                      (g) Any claim of unfair labor practices involving Lexecon; any change in the compensation payable or to become payable by Lexecon to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors other than bonuses in accordance with Lexecon's usual practices and other than the Signing Bonuses;

                      (h) Any change in the officers or senior management of Lexecon;

                      (i) Any payment or discharge of a material lien or liability of Lexecon which was not shown on the Lexecon Balance Sheet or incurred in the ordinary course of business thereafter;

                      (j) Any change in accounting methods or practices, credit practices or collection policies used by Lexecon;

                      (k) Any other transaction entered into by Lexecon other than transactions in the ordinary course of business; or

                      (l) Any agreement or understanding whether in writing or otherwise, for Lexecon to take any of the actions specified in paragraphs (a) through (k) above.

        3.11. Banking Relations. All of the banking arrangements which Lexecon has with any banking institution are described in Schedule 3.11 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

        3.12. Intellectual Property.

                      (a) Except as described in Schedule 3.12, Lexecon has ownership of, or license to use, all material patent, copyright, trade secret, trademark, or other proprietary rights used or to be used in the business of Lexecon as presently conducted (collectively, "Intellectual Property"). To the knowledge of Lexecon, there are no claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of Lexecon in respect thereof.

                      (b) All material patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are used or to be used by Lexecon in its business as presently conducted are listed in Schedule 3.12.

                      (c) All material licenses or other agreements under which Lexecon is granted rights in Intellectual Property are listed in Schedule 3.12, other than licenses of generally commercially available third party software that has not been materially modified by Lexecon. Except as indicated in
Schedule 3.12, all such material licenses or other agreements listed are in full force and effect, there is no material default by Lexecon or, to the knowledge of Lexecon, any other party thereto. True and complete copies of all such material licenses or other agreements, and any amendments thereto, have been provided to Nextera.

                      (d) All material licenses or other material agreements under which Lexecon has granted rights to others in Intellectual Property owned or licensed by Lexecon are listed in Schedule 3.12. Except as indicated in
Schedule 3.12, all such licenses or other agreements are in full force and effect, there is no material default by Lexecon or, to the knowledge of Lexecon, any other party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Nextera.

                      (e) To the knowledge of Lexecon, the present business, activities and products of Lexecon do not infringe any intellectual property rights of any other person. To the knowledge of Lexecon, no proceeding charging Lexecon with infringement of any adversely held intellectual property has been filed or is threatened to be filed. To the knowledge of Lexecon, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the activities or business of Lexecon. To the knowledge of Lexecon, Lexecon is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of Lexecon.

        3.13. Contracts.

               (a) Contracts. Except for Contracts, commitments, plans, agreements and licenses described in Schedule 3.13 or contemplated by this Agreement, Lexecon is not a party to or subject to:

                      (i) Contracts not made in the ordinary course of business;

                      (ii) Employment contracts and severance agreements, including without limitation Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders of Lexecon or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Nextera or Lexecon any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                      (iii) Written Contracts with customers or clients of Lexecon entered into since January 1, 1996;

                      (iv) Labor or union contracts;

                      (v) Distribution, franchise, license (other than "off the shelf" software licenses), technical assistance, sales, consulting, agency or advertising contracts involving Lexecon involving payments or receivables in excess of $100,000 in 1997 or the first nine months of 1998 (other than client contracts);

                      (vi) Options with respect to any property, real or personal, whether Lexecon shall be the grantor or grantee thereunder;

                      (vii) Contracts which by their terms require payments by Lexecon in 1999 in excess of $100,000;

                      (viii) Contracts or commitments relating to commission arrangements with others;

                      (ix) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to borrowed money, whether Lexecon shall be the borrower, lender or guarantor thereunder or whereby any assets are pledged (excluding credit provided by Lexecon in the ordinary course of business to its customers);

                      (x) Confidentiality agreements and Contracts containing covenants limiting the freedom of Lexecon or, to the knowledge of Lexecon, any officer, director, or shareholder of Lexecon, to engage in any line of business or compete with any Person, other than Contracts or engagements between Lexecon and its clients entered into in the ordinary course of business which may contain provisions intended to prevent Lexecon from being subject to potential conflicts of interest;

                      (xi) Any material Contract to supply services to the United States, state or local government or any agency or department thereof since January 1, 1996, other than client Contracts described in clause (iii) above or oral client engagements;

                      (xii) Leases of real property;

                      (xiii) Leases of personal property involving future payments in excess of $20,000 or not cancelable (without Liability) within 45 calendar days.

                      Lexecon has delivered to Nextera, or upon Nextera's request provided Nextera with access to, accurate and complete copies of all of the Contracts listed on Schedule 3.13, including all amendments and supplements thereto. Schedule 3.13 contains an accurate description of the material obligations of Lexecon under all material oral Contracts of the type described above (other than oral client engagements).

                      (b) Absence of Defaults. Lexecon has fulfilled all of its material obligations under such Contracts. To the knowledge of Lexecon, all other parties to such Contracts are currently in compliance in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to Lexecon or the Shareholders.

        3.14.Litigation. Except as set forth on Schedule 3.14, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of Lexecon, threatened against Lexecon or its Affiliates. Except as set forth on Schedule 3.14, there are no material written claims pending or, to the knowledge of Lexecon, material oral claims pending or material claims threatened (whether oral or in writing), against Lexecon for malpractice, adjustment of pricing or billing, or breach of the terms of any client engagement.

        3.15. Compliance with Laws. Lexecon is in compliance with all applicable Regulations and Court Orders promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to Lexecon or to the conduct of its business, except where noncompliance with such Regulations or Court Orders would not have a Material Adverse Effect. During the three (3) years prior to the Closing Date, Lexecon has not received notice of a violation or alleged material violation of any such Regulations or Court Orders.

        3.16. Insurance. The physical properties, assets and business of Lexecon are insured to the extent disclosed in Schedule 3.16 attached hereto and all such insurance policies and arrangements are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Lexecon is in compliance in all material respects with the terms thereof. To the knowledge of Lexecon, said insurance is adequate and customary for the business engaged in by Lexecon and is sufficient for compliance by Lexecon with all requirements of law and all agreements and leases to which Lexecon is a party.

        3.17. Powers of Attorney. Neither Lexecon or any of the Shareholders has any outstanding power of attorney with respect to or affecting any transaction contemplated by this Agreement.

        3.18. Finder's Fee. Lexecon has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

        3.19. Permits: Burdensome Agreements. Schedule 3.19 lists all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from federal, state or local authorities in order for Lexecon to conduct its business. Lexecon has obtained all such Approvals, which are valid and in full force and effect, and is operating in compliance therewith, other than where such failure to obtain Approvals or operating in compliance therewith would not have a Material Adverse Effect. Except as disclosed in Schedule 3.19 or in any other Schedule hereto, Lexecon is not subject to or bound by any agreement with a regulatory body or court, judgment, decree or order which may materially and adversely affect its business or prospects, its condition, financial or otherwise, or any of its assets or properties.

        3.20. Lexecon Records; Copies of Documents. The copies of the corporate records of Lexecon, as made available to Nextera or its counsel for review, are true and complete copies of the originals of such documents. Lexecon has made available for inspection by Nextera and its counsel true and correct copies of all documents referred to in this Section or in the Schedules delivered to Nextera pursuant to this Agreement.

        3.21. Transactions with Interested Persons. None of Lexecon, any Shareholder, or any director of Lexecon or, to the knowledge of Lexecon, any officer or supervisory employee of Lexecon, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Lexecon, or any organization which has a material Contract or arrangement with Lexecon.

        3.22.Employee Benefit Programs.

                (a) Schedule 3.22(a) lists each material Employee Program (as defined below) that is maintained (as defined below) by Lexecon as of the Closing Date.

                (b) Each Employee Program which has ever been maintained by Lexecon and which has at any time been intended to qualify under Section 401(a) of the Code, and each associated trust which at any time has been intended to be exempt from taxation pursuant to Section 501(a) of the Code is the subject of a favorable determination, opinion or approval letter from the Internal Revenue Service ("IRS") regarding its qualification or exemption from taxation, as applicable, under such section and has, in fact, been qualified or tax exempt, as applicable, under the applicable section of the Code through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). To the knowledge of Lexecon, no event or omission has occurred which will cause any such Employee Program to lose its qualification under the applicable Code section.

                (c) Lexecon does not know and has no reason to know of any failure of any party to comply with any laws applicable to the Employee Programs that have been maintained by Lexecon. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any Employee Program. With respect to any Employee Program ever maintained by Lexecon, for all periods for which the applicable statute of limitations has not expired, to the knowledge of Lexecon, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Code, or any material violation of, or material breach of any duty under, ERISA or other applicable law (including, without limitation, any health care continuation requirements (under part 6 of subtitle B of Title I or ERISA, or otherwise) or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any taxes, penalties or other material liability to Lexecon or Nextera.

                (d) Neither Lexecon nor any ERISA Affiliate (as defined below) has ever (i) maintained any Employee Program which has been subject to Title IV of ERISA; (ii) maintained any Multiemployer Plan (as defined below); or (iii) except as set forth on Schedule 3.22(d), provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or benefits that continue for a brief period of time after termination of employment, for example for the balance of the month in which an employee terminates), or has promised to provide such post-termination benefits.

                (e) With respect to each Employee Program maintained by Lexecon within the three years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered or made available to Nextera: (i) all documents embodying or governing such Employee Program (including, without limitation, documents relating to any health care continuation requirements), and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination, opinion or approval letter with respect to such Employee Program under Code Sections 401 and 501(a), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; and (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan.

                (f) Neither Lexecon nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Program which is intended to cover employees or former employees of Lexecon or any ERISA Affiliate (with respect to their relationship with such entities) or to amend or modify any existing Employee Program which covers or has covered employees or former employees of Lexecon or any ERISA Affiliate (with respect to their relationship with such entities).

                (g) Schedule 3.22(g) sets forth all plans, policies, contracts, agreements or similar arrangements that impose any obligation on Lexecon or any ERISA Affiliate to provide any retiree medical benefits or any other "welfare plan" (as defined in Section 3(1) of ERISA) benefits for retirees (collectively, "Retiree Welfare Benefit Plans"). Except as set forth on Schedule 3.22(g), no representative of Lexecon or any ERISA Affiliate has made any commitment (whether written or oral) to any employee or former employee of Lexecon or any ERISA Affiliate to maintain any such Retiree Welfare Benefit Plan or any benefits thereunder.

                (h) No event has occurred in connection with which Lexecon or any Employee Program, directly or indirectly, could be subject to any material liability (A) under any Regulations or Court Orders order relating to any Employee Programs or (B) pursuant to any obligation of Lexecon to indemnify any person against liability incurred under any such Regulations or Court Orders as they relate to the Employee Programs.

                (i) Except as set forth on Schedule 3.22(i), neither the execution and delivery of this Agreement by Lexecon nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee Program (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

                (j) Each Employee Program and related trust agreement or other funding instrument, as applicable, which covers or has covered employees or former employees is legally valid and binding and in full force and effect.

                (k) There is no contract, agreement, plan or arrangement covering any employee or former employee of Lexecon that, individually or collectively, provides for the payment by Lexecon of any amount that is not deductible under Section 162(a)(1) or 404 of the Code.

                (l) All contributions required to be made by Lexecon or any ERISA Affiliate with respect to any Employee Program due as of any date through and including the Closing Date have been made when due.

                (m) For purposes of this Section:

                      (i) "Employee Program" means (A) any employee benefit plan within the meaning of ERISA Section 3(3), including, but not limited to, any multiple employer welfare arrangement (within the meaning of ERISA Section 3(4)), plan to which more than one unaffiliated employer contributes and any employee benefit plan (such as a foreign or excess benefit plan) which is not subject to ERISA; and (B) any employment, consulting, severance or other similar contract, arrangement or policy, any stock option plan, bonus or incentive award plan, deferred compensation agreement, supplemental income arrangement, vacation plan, any employee benefit arrangement described in Code Section 501(c)(9), and any other employee benefit plan, agreement, and arrangement not described in (A) above. In the case of an Employee Program funded through a trust described in Code Section 501(a), each reference to such Employee Program shall include a reference to such trust.

                      (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

                      (iii) An entity is an "ERISA Affiliate" of Lexecon if it would have ever been considered a single employer with Lexecon under ERISA
Section 4001(b) or part of the same "controlled group" as Lexecon or any of its Subsidiaries for purposes of ERISA Section 302(d)(8)(C).

                      (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements as defined in Section 4001(a)(3) or Section 3(37) of ERISA.

        3.23. Environmental Matters. Except as set forth on Schedule 3.23:

               (a) (i) Lexecon has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below), other than that which is used in an ordinary office environment; (ii) to the knowledge of Lexecon, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by Lexecon, or has ever been located in the soil or groundwater at any such site; (iii) to the knowledge of Lexecon, no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by Lexecon for treatment, storage, or disposal at any other place; (iv) to the knowledge of Lexecon, Lexecon does not presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) to the knowledge of Lexecon, no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Lexecon in connection with the presence of any Hazardous Material.

               (b) (i) Lexecon has no material liability under, nor has it ever violated in any material respect, any Environmental Law (as defined below); (ii) Lexecon and, to Lexecon's knowledge, any property owned, operated, leased, or used by it, and any facilities and operations thereon, are presently in material compliance with all applicable Environmental Laws; (iii) Lexecon has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) Lexecon has no reason to believe that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

               (c) To the knowledge of Lexecon, no site owned, operated, leased, or used by Lexecon contains any asbestos or asbestos-containing material, any polychlorinated biphenyls ("PCBs") or equipment containing PCBs; or any urea formaldehyde foam insulation.

                      (d) Lexecon has provided to Nextera copies of all documents, records, and information in Lexecon's possession concerning any material environmental or health and safety matter relevant to Lexecon, whether generated by Lexecon or others, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

                      (e) For purposes of this Section 3.23, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law;
(ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "Lexecon" shall mean and include Lexecon and all other entities for whose conduct Lexecon is or may be held responsible under any Environmental Law.

        3.24. Directors and Officers. Schedule 3.24 hereto contains a true and complete list of all current members of the board of directors and each of the officers of Lexecon. In addition, Schedule 3.24 hereto contains a list of all managers, employees and consultants of Lexecon who, individually, have received or are scheduled to receive compensation from Lexecon for the fiscal years ending December 31, 1997 and December 31, 1998, in excess of $200,000. In each case such Schedule includes the current job title and aggregate annual compensation of each such individual.

        3.25. Employees; Labor Matters. As of December 1, 1998, Lexecon employed a total of approximately 107 full-time employees and 7 part-time employees. To the knowledge of Lexecon, neither Lexecon nor any Shareholder has received any direct and overt threat or notice that any officer or other person who renders services for Lexecon in a professional or administrative capacity intends to terminate his or her employment with Lexecon following the Closing. Except as set forth on Schedule 3.25, Lexecon is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, neither Lexecon nor Nextera will by reason of the transactions contemplated under this Agreement or anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other similar payments. Lexecon has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in Schedule 3.25. Lexecon is in compliance with all applicable Regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours, except where failure to comply would not have a Material Adverse Effect on Lexecon. Except as set forth on Schedule 3.25, there are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to the knowledge of Lexecon, threatened against or involving Lexecon. To the knowledge of Lexecon, no question concerning union representation exists respecting any employees of Lexecon. Except as set forth on Schedule 3.25, there are no material grievances, complaints or charges that have been filed against Lexecon under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement), and there is no arbitration or similar proceeding pending and, to the knowledge of Lexecon, no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by Lexecon. Lexecon has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency.

        3.26. Clients. Schedule 3.26 sets forth any client or customer which accounted for more than $500,000 in revenue for Lexecon for the twelve months ending December 31, 1997 and more than $500,000 in revenue for the nine months ended September 30, 1998 (collectively, the "Clients"). None of the Shareholders or Mark Zumbach has received written notice, or direct and overt oral notice, from any Client that such Client intends to terminate or materially reduce its business relationship with Lexecon after the Closing for any reason including as a result of the Closing of the transactions contemplated by this Agreement (it being understood however that none of the Shareholders or Mark Zumbach have made inquiries of the Clients in this regard).

        3.27. Client Revenues. Schedule 3.27 sets forth, as of the date hereof, a summary of billings by client project for September, October and November of 1998.

        3.28. Year 2000 Compliance. Except as set forth on Schedule 3.28 or as would not have a Material Adverse Effect, Lexecon has all systems and software solutions necessary or appropriate to address and accommodate Year 2000 computer systems issues, and Lexecon's software programs, systems and applications used in the operation of its business have been tested and are fully capable of providing accurate results using data having date ranges spanning the years 1999 and 2000. Without limiting the generality of the foregoing, except as set forth on Schedule 3.28 or as would not have a Material Adverse Effect, all of Lexecon's software programs, systems and applications are able to:

                (a) Consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates;

                (b) Function accurately and without interruption before, during and after January 1, 2000 (including leap year computations), without any change in operations associated with the advent of the new century;

                (c) Respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed defined and predetermined manner; and

                (d) Store and provide output of date information in ways that are unambiguous as to century.

        3.29. Equity Repurchase. Except as set forth on Schedule 3.29, Lexecon has not redeemed or repurchased any of its shares of capital stock since December 31, 1997. Lexecon has no obligations or liabilities, whether absolute, contingent or otherwise, related to or arising out of any redemption or repurchase of its shares of capital stock.

        3.30. Distribution. Lexecon has entered into and made effective the transactions set forth in the letter agreement attached as Exhibit C hereto on December 30, 1998.

        3.31. Disclosure. The representations, warranties and statements contained in this Agreement and in the exhibits and schedules hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

        4.1. Making of Representations and Warranties. As a material inducement to Nextera to enter into this Agreement and consummate the transactions contemplated hereby, each Shareholder hereby severally, but not jointly, makes to Nextera each of the representations and warranties set forth in this Section 4 with respect to such Shareholder. No Shareholder shall have any right of indemnity or contribution from Lexecon with respect to the breach of any representation or warranty hereunder. Nextera is relying on the truth and accuracy of the representations and warranties made by the Shareholders in this Agreement, and the Shareholders shall be liable for breach of such representations and warranties to the extent set forth in Section 10 notwithstanding any due diligence investigation conducted by Nextera or any knowledge or information which Nextera may have as of the date of this Agreement.

        4.2. Ownership of Shares and Options. Such Shareholder owns of record and beneficially the number of the Shares set forth opposite such Shareholder's name in Exhibit A. Such Shares are, and when delivered by such Shareholder to Nextera pursuant to this Agreement will be, free and clear of any and all liens, encumbrances, charges or claims.

        4.3. Authority. Such Shareholder has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Shareholder pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by such Shareholder pursuant to this Agreement constitutes a valid and binding obligation of such Shareholder, enforceable in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, and such Shareholder has full power and authority to transfer, sell and deliver the Shares to Nextera pursuant to this Agreement. The execution, delivery and performance of this Agreement and each such agreement, document and instrument:

               (i) does not and will not violate any provision of any laws of the United States or any state or other jurisdiction applicable to such Shareholder, or require such Shareholder to obtain any approval, consent or waiver from, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

               (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any indenture or loan or credit agreement or any other material agreement, Contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Shareholder is a party or by which the property of such Shareholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any assets of Lexecon or on Shares owned by such Shareholder.

        4.4. Finder's Fee. Such Shareholder has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

        4.5. Agreements. Other than as set forth on Schedule 4.5 and except for agreements unrelated to the business of Lexecon (so long as any such agreements could not be deemed to have an adverse effect on Lexecon, except as a result of time commitments to other endeavors referred to in such Shareholder's Service Agreement or Confidentiality and Proprietary Rights Agreement), each such Shareholder is not a party to any non-competition, trade secret or confidentiality agreement with any party other than Lexecon, other than any such agreement that may be entered into in connection with such Shareholder's affiliation with Lexecon. There are no agreements or arrangements not contained herein or disclosed in a Schedule hereto, to which such Shareholder is a party relating to the business of Lexecon or to such Shareholder's rights and obligations as a shareholder, director or officer of Lexecon. Except as set forth on Schedule 4.5, such Shareholder does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of Lexecon, or any organization which has a contract or arrangement with Lexecon.

        4.6. Experience; Accredited Investor. Each Shareholder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Nextera so that he is capable of evaluating the merits and risks of acquiring the Nextera Class A Stock as partial consideration for the Shares and has the capacity to protect his own interests. Each Shareholder must bear the economic risk of holding the Nextera Class A Stock indefinitely unless such securities are registered pursuant to the Securities Act, or an exemption from registration is available for the disposition thereof. Each Shareholder understands that there is no assurance that any exemption from registration under the Securities Act will be available. Each Shareholder is an "accredited investor" as defined in Rule 501 under the Securities Act.

        4.7. Investment. Such Shareholder is acquiring the Nextera Class A Stock for such Shareholder's own account for investment only, and not with the view Ito, or for resale in connection with, any distribution thereof. It understands that the Nextera Class A Stock acquired have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder's representations as express herein.

        4.8. No Public Market. Such Shareholder understands that no public market now exists for any of the securities issued by Nextera and Nextera has not made any assurances that a public market will ever exist for such securities.

        4.9. Access to Data. Such Shareholder has received and read the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Nextera, Nextera's financial statements and all other documents that the Shareholders reasonably have requested of Nextera, and has had an opportunity to discuss Nextera's business, management and financial affairs with its management. Such Shareholder has also had an opportunity to ask questions of and receive answers from officers of Nextera regarding the terms and conditions of acquiring the Nextera Class A Stock, which questions were answered to such Shareholder's satisfaction. Notwithstanding the foregoing, the Shareholders are not relying on any representation, warranty or statement made by Nextera or any officer or Affiliate thereof, except as expressly set forth in
Section 5 hereof.

        4.10. Residence. The residence of the Shareholder in which its investment decision was made is located at the address of the Shareholder set forth on the signature page hereto.

        4.11. Personal Artwork. Each Shareholder has paid for any artwork he claims to own on Lexecon's premises. Lexecon has not paid for any such artwork on behalf of any Shareholder.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF NEXTERA.


        5.1. Making of Representations and Warranties. As a material inducement to the Shareholders to enter into this Agreement and consummate the transactions contemplated hereby, and except as set forth on the Nextera Disclosure Schedule, Nextera hereby makes the representations and warranties to the Shareholders contained in this Section 5. The Shareholders are relying on the truth and accuracy of the representations and warranties made by Nextera in this Agreement and Nextera shall be liable for breach of such representations and warranties to the extent set forth in Section 10 notwithstanding any due diligence investigation conducted by Lexecon or the Shareholders or any knowledge or information which Lexecon or the Shareholders may have as of the date of this Agreement. Anything contained in this Section 5 to the contrary notwithstanding, any representation or warranty made in this Section 5 with respect to any Nextera Subsidiary insofar as it relates to (i) any period prior to the date that such Nextera Subsidiary became owned by Nextera LLC (the "Ownership Date") or (ii) any acts, omissions, facts or circumstances which occurred or existed prior to the Ownership Date, shall be deemed to be made "to the knowledge of Nextera."


        5.2. Organization of Nextera and Subsidiaries.

               (a) Nextera is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of Nextera's Amended and Restated Certificate of Incorporation (the "Nextera Certificate"), and of the Nextera's Amended and Restated Bylaws, as amended to date, certified by Nextera's Secretary (together with the Nextera Certificate, the "Nextera Organizational Documents"), and attached hereto as Exhibit D, are complete and correct, and no amendments thereto are pending. Nextera is not in violation of any term of the Nextera Organizational Documents. Nextera is not qualified to do business as a foreign corporation in any jurisdiction.

               (b) Nextera LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware with power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of Nextera LLC's Amended and Restated Limited Liability Company Agreement, as amended to date (the "LLC Operating Agreement"), certified by Nextera's Secretary, and heretofore delivered to Lexecon's counsel, are complete and correct, and no amendments thereto are pending. Nextera LLC is not in violation of any term of Nextera LLC Operating Agreement. Nextera LLC is duly qualified to do business as a foreign corporation and in good standing to do business in each jurisdiction in which the nature or leasing of its properties makes such qualification necessary, other than where the failure to be duly qualified or have such good standing, as the case maybe, would not have a Material Adverse Effect on Nextera, Nextera LLC and the Nextera Subsidiaries taken together as a whole.

               (c) Each of the Nextera Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with corporate or limited liability company (as applicable) power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. Except as set forth on Schedule 5.2, each of the Nextera Subsidiaries is duly qualified to do business as a foreign corporation or limited liability company (as applicable) and in good standing to do business in each jurisdiction in which the nature or leasing of its properties makes such qualification necessary, other than where the failure to be duly qualified or have such good standing, as the case may be, would not have a Material Adverse Effect on Nextera, Nextera LLC and the Nextera Subsidiaries taken together as a whole.

        5.3. Shares of Nextera. As of the Closing Date, the authorized capital stock of Nextera consists of 50,000,000 shares of Nextera Class A Stock, of which 16,811,740 shares upon consummation of the transactions contemplated by this Agreement (excluding shares of Nextera Class A Stock issuable as the Contingent Amount) and the Share Exchange Agreement will be duly and validly issued, outstanding, fully paid and non-assessable and 4,300,000 shares of Class B Common Stock, of which 4,274,630 shares upon consummation of the transactions contemplated by this Agreement and the Share Exchange Agreement will be duly and validly issued, outstanding, fully paid and non-assessable and 10,000,000 shares of Preferred Stock, of which no shares upon consummation of the transactions contemplated by this Agreement and the Share Exchange Agreement will be duly and validly issued, outstanding, fully paid and non-assessable. Other than as set forth on Schedule 5.3, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of Nextera. None of Nextera's capital stock has been issued in violation of any federal or state law. Other than the Stockholder's Agreement or as set forth on Schedule 5.3, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Shares to which Nextera is a party. All of the shares of Nextera Class A Stock issued and to be issued as part of the Transaction Consideration are and will be duly and validly issued, fully paid, and non-assessable as of the date of issuance pursuant to this Agreement and not subject to any preemptive rights of other persons, whether statutory, contractual or otherwise.

        5.4. Subsidiaries; Liquidation of Nextera LLC.

                (a) Other than as described on Schedule 5.4, Nextera LLC has no Subsidiaries and does not own an equity interest in any other corporation or business organization. Other than as described on Schedule 5.4, Nextera LLC owns, directly or indirectly, 100% of each of the Nextera Subsidiaries.

                (b) Nextera has no Subsidiaries and does not own an equity interest in any other corporation or business organization. After the closing of the transactions contemplated by this Agreement and the Share Exchange Agreement, Nextera will own, directly or indirectly, 100% of Nextera LLC and, except as disclosed on Schedule 5.4, 100% of each of the Nextera Subsidiaries.

                (c) Nextera LLC will be liquidated on or promptly after the Closing Date.

        5.5. Authority. Nextera has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Nextera pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Nextera of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Nextera and no other action on the part of Nextera is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Nextera pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Nextera, as applicable, enforceable in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the effect of general principles of equity, including, without limitation, the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance by Nextera of this Agreement and each such agreement, document and instrument:

                      (i) does not and will not violate any provision of the Nextera Organizational Documents;

                      (ii) does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Nextera or Nextera LLC or require Nextera, Nextera LLC or the Nextera Subsidiaries to obtain any approval, consent or waiver of, or make any filing with, any governmental entity which has not been obtained or made; and

                      (iii) except as set forth on Schedule 5.5, does not and will not result in a breach of, constitute a default under, require any approval consent or waiver under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other material Contract permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Nextera, Nextera LLC or the Nextera Subsidiaries is a party, except where such breach default, acceleration or exercise of right of termination would not have a Material Adverse Effect.

        5.6. Litigation. Except as set forth on Schedule 5.6, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of Nextera, threatened against Nextera, Nextera LLC or the Nextera Subsidiaries.

        5.7. Finder's Fee. None of Nextera, Nextera LLC or the Nextera Subsidiaries has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

        5.8. Financial Statements.

               (a) Nextera has delivered to the Shareholders the following financial statements, copies of which are attached hereto as Schedule 5.8: a consolidated balance sheet of Nextera LLC and the Nextera Subsidiaries and a consolidated statement of profit and loss of Nextera LLC as of December 31, 1997 as audited by Ernst & Young LLP (the "Nextera Audited Financial Statements"), an unaudited balance sheet of Nextera LLC and the Nextera Subsidiaries as of September 30, 1998 (the "Nextera Interim Balance Sheet") and an unaudited statement of profit and loss of Nextera LLC for the nine months ended September 30, 1998 (the "Nextera Interim Financial Statements") and together with the Nextera Audited Financial Statements, the "Nextera Financial Statements"). The December 31, 1997 balance sheet is hereinafter referred to as the "Nextera Balance Sheet." To the knowledge of Nextera, the Nextera Financial Statements have been prepared in accordance with GAAP (provided that the Nextera Interim Financial Statement (i) are subject to normal year-end adjustments and (ii) lack footnotes and other presentation items) applied consistently during the period covered thereby, and present fairly in all material respects the consolidated financial condition of Nextera at the date of said statements and the consolidated results of its operations for the period covered thereby.

               (b) To the knowledge of Nextera, except as set forth on Schedule 5.8, as of the Closing, none of Nextera, Nextera LLC or the Nextera Subsidiaries has any material Liabilities which would be required by GAAP to be stated or adequately reserved against on a balance sheet or the notes thereto, except Liabilities (i) stated or adequately reserved against on the Nextera Interim Balance Sheet or the Nextera Balance Sheet (or referenced in the notes thereto),
(ii) incurred in the ordinary course of business of Nextera, Nextera LLC or the Nextera Subsidiaries, (iii) disclosed in the Nextera Disclosure Schedule, or
(iv) future performance obligations under Contracts, none of which relates to any default, breach of warranty, tort infringement, or violation of any Regulations or Court Orders.

               (c) To the knowledge of Nextera, and except as set forth on
Schedule 5.8(c) attached hereto, the accounts receivable of Nextera shown or reflected on the Nextera Interim Balance Sheet or existing at the date of this Agreement (less the reserve for bad debts set forth on the Nextera Interim Balance Sheet or existing at the date hereof) are valid and enforceable claims, fully collectible and subject to no set off or counterclaim and reflect amounts due or owing to Nextera for services performed prior to such date in the ordinary course of business. Except as set forth on Schedule 5.8(c), Nextera has no accounts or loans receivable from any Affiliate of Nextera or from any Shareholder, director, officer or employee of Nextera other than obligations of such Persons to reimburse personal expenses incurred in the ordinary course of business.

        5.9. Taxes.

                (a) Except as set forth in Schedule 5.9, all Tax Returns filed or required to be filed by Nextera, Nextera LLC or any of the Nextera Subsidiaries have been timely filed (giving effect to extensions granted with respect thereto), and all such Tax Returns are true, correct, and complete in all material respects.

                (b) Except as set forth in Schedule 5.9, Nextera, Nextera LLC and the Nextera Subsidiaries have timely paid all Taxes due from them or claimed to be due from them by any federal, state, local, foreign or other taxing authority.

                (c) There are no liens for Taxes upon any of the assets of Nextera, Nextera LLC or any of the Subsidiaries of Nextera, or interests in Nextera, Nextera LLC or any of the Nextera Subsidiaries, except liens for taxes not yet due and payable.

                (d) No deficiency for any Taxes has been proposed, asserted or assessed against Nextera, Nextera LLC or any of the Nextera Subsidiaries that has not been resolved and paid in full.

                (e) Nextera, Nextera LLC and each of the Nextera Subsidiaries have complied in all respects with all applicable Regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any applicable state and foreign laws) and have, within the time and the manner prescribed by law, paid over to the proper governmental authorities all amounts so withheld.

                (f) Except as set forth in Schedule 5.9, no Tax Returns of Nextera, Nextera LLC or any of the Nextera Subsidiaries have been audited by the relevant taxing authority. No deficiency for any Taxes has been proposed, asserted or assessed against Nextera, Nextera LLC or any of the Nextera Subsidiaries that has not been resolved and paid in full. There are no outstanding waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of Nextera, Nextera LLC or any of the Nextera Subsidiaries (including the time for filing of Tax Returns or paying Taxes), and neither Nextera, Nextera LLC, nor any of the Subsidiaries has pending written requests for any such waivers, extensions, or comparable consents.

                (g) Except as set forth in Schedule 5.9, no audit or other proceeding by any federal, state, local or foreign court, governmental regulatory, administrative or similar authority is presently pending with respect to any Taxes or Tax Returns of Nextera, Nextera LLC or any of the Nextera Subsidiaries and neither Nextera, Nextera LLC nor any of the Nextera Subsidiaries has received written notice of any pending audits or proceedings.

                (h) Except as set forth in Schedule 5.9, neither Nextera, Nextera LLC nor any of the Nextera Subsidiaries has received a ruling from any taxing authority or signed an agreement with any taxing authority that could reasonably be expected to have a Material Adverse Effect on Nextera, Nextera LLC, or any of the Nextera Subsidiaries or the assets of Nextera, Nextera LLC or any of the Nextera Subsidiaries.

        5.10. Absence of Certain Changes. Except as disclosed in Schedule 5.10 attached hereto or as contemplated by this Agreement and except for matters that would not have a Material Adverse Effect on Nextera, Nextera LLC and the Nextera Subsidiaries taken together as a whole, since [September 30, 1998], there has not been:

                (a) Any change in the business, properties, assets, results of operations, financial condition or liabilities of Nextera, Nextera LLC or the Nextera Subsidiaries;

                (b) Any contingent liability incurred by Nextera, Nextera LLC or the Nextera Subsidiaries as guarantor or otherwise with respect to the obligations of others or any compromise or forgiveness of any material claim owing to, or written waiver of any material claim or right of, Nextera, Nextera LLC or the Nextera Subsidiaries;

                (c) Any mortgage, encumbrance or lien placed on any of the properties of Nextera, Nextera LLC or the Nextera Subsidiaries which remains in existence on the date hereof or will remain on the Closing Date;

                (d) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Nextera, Nextera LLC or the Nextera Subsidiaries other than in the ordinary course of business;

                (e) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Nextera;

                (f) Any declaration, setting aside or payment of any dividend by Nextera, Nextera LLC or the Nextera Subsidiaries or the making of any other distribution in respect of the equity interests of Nextera, or any direct or indirect redemption, purchase or other acquisition by Nextera of its respective membership interests;

                (g) Any claim of unfair labor practices involving Nextera, Nextera LLC or the Nextera Subsidiaries; any change in the compensation payable or to become payable by Nextera to any of their officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors other than bonuses in accordance with their usual practices;

                (h) Any change in the officers or senior management of Nextera, Nextera LLC or the Nextera Subsidiaries;

                (i) Any payment or discharge of a material lien or liability of Nextera, Nextera LLC or the Nextera Subsidiaries which was not shown on the Nextera Balance Sheet or incurred in the ordinary course of business thereafter;

                (j) Any change in accounting methods or practices, credit practices or collection policies used by Nextera, Nextera LLC or the Nextera Subsidiaries;

                (k) Any other transaction entered into by Nextera, Nextera LLC or the Nextera Subsidiaries other than transactions in the ordinary course of business; or

                (l) Any agreement or understanding whether in writing or otherwise, for Nextera, Nextera LLC or the Nextera Subsidiaries to take any of the actions specified in paragraphs (a) through (k) above.

        5.11. Compliance with Laws. Each of Nextera, Nextera LLC and the Nextera Subsidiaries is in compliance with all applicable Regulations and Court Orders promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to Nextera, Nextera LLC or the Nextera Subsidiaries or to the conduct of their businesses, except where noncompliance with such Regulations or Court Orders would not have a Material Adverse Effect on Nextera, Nextera LLC and the Nextera Subsidiaries taken together as a whole. None of Nextera, Nextera LLC or the Nextera Subsidiaries has not received notice of a violation or alleged violation of any such Regulations or Court Orders.

        5.12. Intellectual Property.

               (a) Each of Nextera, Nextera LLC and the Nextera Subsidiaries use intellectual property in their businesses ("Nextera Intellectual Property"). To the knowledge of Nextera, there are no claims or demands of any other person pertaining to any material Nextera Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of Nextera, Nextera LLC or the Nextera Subsidiaries to any material Nextera Intellectual Property.

                (b) To the knowledge of Nextera, the present business, activities of Nextera, Nextera LLC and the Nextera Subsidiaries do not infringe any intellectual property rights of any other person. To the knowledge of Nextera, no proceeding charging Nextera, Nextera LLC or the Nextera Subsidiaries with infringement of any adversely held intellectual property has been filed or is threatened to be filed. To the knowledge of Nextera, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the activities or business of Nextera, Nextera LLC or the Nextera Subsidiaries. To the knowledge of Nextera, none of Nextera, Nextera LLC or the Nextera Subsidiaries is making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of Nextera, Nextera LLC or the Nextera Subsidiaries.

        5.13. Insurance. The physical properties, assets and business of Nextera, Nextera LLC and the Nextera Subsidiaries are insured under insurance that is adequate and customary for the business engaged in by Nextera, Nextera LLC and the Nextera Subsidiaries and sufficient for compliance by them with all requirements of law and all agreements and leases to which they are parties. Such insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Nextera, Nextera LLC and the Nextera Subsidiaries are in compliance in all material respects with the terms thereof.

        5.14. Transactions with Interested Persons. Other than as set forth on
Schedule 5.14, none of Nextera, Nextera LLC, any Nextera Subsidiary, or to the knowledge of

Nextera, any shareholder of Nextera, member of Nextera LLC, officer, supervisory employee or director of Nextera, Nextera LLC or the Nextera Subsidiaries owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Nextera, Nextera LLC or the Nextera Subsidiaries, or any organization which has a material Contract or arrangement with Nextera, Nextera LLC or any Nextera Subsidiary.

        5.15. Nextera Records; Share Exchange Agreement; Copies of Documents. The copies of the corporate records of Nextera and the organizational documents of Nextera LLC, as made available to Lexecon or its counsel for review, are correct and complete copies of the originals of such documents. The Share Exchange Agreement, a copy of which has been provided to Lexecon and its counsel, has not been amended or modified. Nextera has made available for inspection by Lexecon and its counsel correct and complete copies of all documents referred to in this Section or in the Schedules delivered to Lexecon pursuant to this Agreement.

        5.16. Environmental Matters.

                (a) (i) None of Nextera, Nextera LLC nor any Nextera Subsidiary has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below), other than that which is used in an ordinary office environment; (ii) to the knowledge of Nextera, no Hazardous Material has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by Nextera, Nextera LLC or any Nextera Subsidiary, or has ever been located in the soil or groundwater at any such site; (iii) to the knowledge of Nextera, no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by Nextera, Nextera LLC or any Nextera Subsidiary for treatment, storage, or disposal at any other place; (iv) to the knowledge of Nextera, none of Nextera, Nextera LLC or any Nextera Subsidiary presently owns, operates, leases, or uses, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) to the knowledge of Nextera, no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Nextera, Nextera LLC or any Nextera Subsidiary in connection with the presence of any Hazardous Material.

                (b) (i) Nextera has no material liability under, nor has it ever violated in any material respect, any Environmental Law; (ii) Nextera, Nextera LLC and each Nextera Subsidiary and, to Nextera's knowledge, any property owned, operated, leased, or used by any of them, and any facilities and operations thereon, are presently in material compliance with all applicable Environmental Laws; (iii) none of Nextera, Nextera LLC or any Nextera Subsidiary has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) Nextera has no reason to believe that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

                (c) To the knowledge of Nextera, no site owned, operated, leased, or used by Nextera, Nextera LLC or any Nextera Subsidiary contains any asbestos or asbestos-containing material, any PCBs or equipment containing PCBs; or any urea formaldehyde foam insulation.

                (d) Nextera has provided to Lexecon copies of all documents, records, and information in the possession of Nextera or Nextera LLC concerning any material environmental or health and safety matter relevant to Nextera, Nextera LLC or Nextera Subsidiaries, whether generated by Nextera, Nextera LLC or others, including without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

                (e) For purposes of this Section 5.16, (i) "Nextera" shall mean and include Nextera and all other entities for whose conduct Nextera is or may be held responsible under any Environmental Law; (ii) "Nextera LLC" shall mean and include Nextera and all other entities for whose conduct Nextera LLC is or may be held responsible under any Environmental Law; and (iii) "Nextera Subsidiary" shall mean and include each Nextera Subsidiary and all other entities for whose conduct the Nextera Subsidiaries are or may be held responsible under any Environmental Law.

        5.17. Year 2000 Compliance. Except as set forth on Schedule 5.17 or as would not have a Material Adverse Effect, Nextera, Nextera LLC and the Nextera Subsidiaries have all systems and software solutions necessary or appropriate to address and accommodate Year 2000 computer systems issues, and their software programs, systems and applications used in the operation of their businesses have been tested and are fully capable of providing accurate results using data having date ranges spanning the years 1999 and 2000. Without limiting the generality of the foregoing, except as set forth on Schedule 5.17 or as would not have a Material Adverse Effect, all of such software programs, systems and applications are able to:

               (a) Consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates;

                (b) Function accurately and without interruption before, during and after January 1, 2000 (including leap year computations), without any change in operations associated with the advent of the new century;

                (c) Respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed defined and predetermined manner; and

                (d) Store and provide output of date information in ways that are unambiguous as to century.

        5.18. Clients. Schedule 5.18 sets forth any client or customer which accounted for more than $500,000 in revenue for Nextera LLC and the Nextera Subsidiaries for the twelve months ending December 31, 1997 and more than $500,000 in revenue for the nine months ended September 30, 1998 (collectively, the "Nextera Clients"). To the knowledge of Nextera, Nextera has not received written notice, or direct and overt oral notice, from any Client that such Client intends to terminate or materially reduce its business relationship with Nextera, Nextera LLC or the Nextera Subsidiaries after the Closing for any reason including as a result of the Closing of the transaction contemplated by this Agreement (it being understood that Nextera has not made any inquiries in this regard).

        5.19 Initial Public Offering Materials. Nextera is currently pursuing an initial public offering of its Class A Common Stock. Nextera has provided to Lexecon (i) all documents filed with the Securities and Exchange Commission (the "Commission") (including, without limitation, a Form S-1 Registration Statement and Pre-Effective Amendment No. 1 thereof) (collectively, the "S-1"), and (ii) all written correspondence or other written communications to or from the Commission (including all supplemental materials attached thereto). The Shareholders acknowledge that Nextera is not representing that an initial public offering will occur. The Shareholders further acknowledge that the S-1 is an incomplete work in process that was not prepared for purposes of this transaction, and except with respect to the specific sections of the S-1 referenced below, Nextera is not making any representation or warranty with respect to the accuracy or completeness of the S-1. With respect to the sections of the Pre-Effective Amendment No. 1 to the S-1 entitled The Company (pages 18 -
19), Selected Consolidated and Proforma Combined Financial Data (page 23), Certain Transactions (pages 53 - 55), Principal Stockholders (pages 56 - 57), and Financial Statements (pages F1 - F80), Nextera represents and warrants that to the knowledge of Nextera the information contained in such sections was a correct and accurate summary in all material respects of the matters covered thereby as of the date of filing of the Pre-Effective Amendment No. 1 to the S-1, subject to the following qualifications: (a) such sections do not contemplate any of the transactions governed by or entered into in connection with this Agreement, (b) there are "blanks" in various sections where factual information has not been completed, and (c) all financial statements and information are subject to revision in response to comments made by the Commission as part of the registration process.

SECTION 6. COVENANTS OF SHAREHOLDERS NOT TO COMPETE; RIGHT OF REPURCHASE.

        6.1. Covenant of Shareholders. As a material inducement to Nextera to acquire the Shares in accordance with the terms and conditions of this Agreement and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each Shareholder hereby agrees as follows:

               (a) Such Shareholder acknowledges and agrees that he has technical expertise associated with the business of Lexecon and is well known in the industry. In addition, such Shareholder has valuable business contacts with clients and potential clients of Lexecon and with professionals in the industry. If such Shareholder breaches the covenants contained in this Section, Nextera will be deprived of the benefits it has bargained for pursuant to this Agreement. Since such Shareholder has the ability to compete with Nextera and Lexecon in the operation of Lexecon's business, Nextera would not have entered into this Agreement unless such Shareholder agreed to the provisions of this
Section 6.

               (b) Such Shareholder will not directly or indirectly on such Shareholder's own behalf or on behalf of any other person, firm or entity (i) engage in; (ii) own or control any interest in (except as a passive investor of less than 5% of the publicly traded stock of a publicly held company); (iii) act as a director, officer, manager, employee, trustee, agent, partner, joint venturer, participant, consultant of or be obligated to, or be connected in any advisory, business or ownership capacity (except as a passive investor of less than 5% of the publicly traded stock of a publicly held company) with; (iv) lend credit or money for the purpose of the establishing or operating; or (v) allow such Shareholder's name or reputation to be used by any firm, corporation, partnership, trust or other business enterprise directly or indirectly engaged in, any business that is competitive with the business of Lexecon in any geographic territory within which the business of Lexecon has been conducted.

               (c) Such Shareholder shall not directly or indirectly, individually, or together with, or through any other person, firm, corporation, or entity: (i) in any manner disparage Lexecon or its employees or Affiliates so as to discourage any person or entity which is or has been a customer or supplier of Lexecon from continuing its business relationship with Lexecon, (ii) approach, counsel, or attempt to induce any person who is then in the employ of or an independent contractor of Lexecon, to leave their employ or engagement, or employ, engage or attempt to employ or engage any such person, or (iii) aid or counsel any other person, firm, corporation, or entity to do any of the above.

               (d) In the case of each Shareholder signing a Service Agreement with Lexecon in the form attached hereto as Exhibit E hereto (the "Service Agreement"), the covenants and agreements of such Shareholder set forth in subsections (b) and (c) above shall apply for so long as such Shareholder serves Lexecon according to the terms of such Service Agreement and for a period of one year thereafter, unless such Shareholder voluntarily terminates his Service Agreement or Nextera terminates such Shareholder's Service Agreement for "Cause" or "Disability" (as such terms are defined in such Service Agreement), in which case the covenants and agreements of such Shareholder in subsections (b) and (c) above shall terminate upon the later of (i) the date that is four years from the Closing Date or (ii) the date that is one year from the termination of such Service Agreement. In the case of each Shareholder who is signing a Confidentiality and Proprietary Rights Agreement attached as Exhibit I hereto, the covenants and agreements of such Shareholder set forth in subsections (b) and (c) above shall terminate on the date that is four years from the Closing Date.

               (e) Notwithstanding anything in this Section 6.1 to the contrary, the Shareholders may contact or solicit clients or customers of Lexecon following the lapse of the applicable time periods specified in Sections 6.1(d) above.

        6.2. Right of Repurchase. Prior to an Initial Public Offering, Nextera shall have the right, but not an obligation, to repurchase all or any portion of the Nextera Class A Stock (and/or options to purchase Nextera Class A Stock) of each Shareholder for Fair Market Value (as determined in accordance with Section 10.6(d) except with respect to the notice provisions thereof) according to the following terms and conditions (the "Repurchase Option"):

                (a) With respect to any Shareholder, Nextera may exercise the Repurchase Option if (i) such Shareholder breaches the covenants contained in
Section 6.1 hereof and (ii) Nextera delivers a Repurchase Notice (as defined below) within six months after obtaining knowledge of such breach.

                (b) With respect to any Shareholder, Nextera may exercise the Repurchase Option if (i) such Shareholder becomes an employee of, or consultant to, a competitor of Nextera or its Subsidiaries and (ii) Nextera delivers a Repurchase Notice within six months after obtaining knowledge of such fact.

                (c) With respect to any Shareholder who is required to execute a Service Agreement in connection with this Agreement, Nextera may exercise the Repurchase Option if (i) such Shareholder has breached any of the covenants of Appendix A to his Service Agreement, (ii) Nextera delivers a Repurchase Notice within six months after obtaining knowledge of such breach and (iii) such Shareholder does not cure to Nextera's satisfaction the alleged breach within 30 days after the receipt of Nextera's notice.

                (d) With respect to any Shareholder who is required to execute a Confidentiality and Proprietary Rights Agreement in connection with this Agreement, Nextera may exercise the Repurchase Option if such Shareholder has breached any of the covenants of his Confidentiality and Proprietary Rights Agreement, (ii) Nextera delivers a Repurchase Notice within six months after obtaining knowledge of such breach and (iii) such Shareholder does not cure to Nextera's satisfaction the alleged breach within 30 days after the receipt of Nextera's notice.

               If Nextera so elects to exercise the Repurchase Option in whole or in part with respect to any Shareholder, it shall give written notice of such exercise (the "Repurchase Notice") to such Shareholder (or his estate or legal representative, as the case may be). The Board shall give notice (the "Repurchase Valuation Notice") of the Fair Market Value to such Shareholder (or his estate or legal representative, as the case may be) within thirty (30) days of the Repurchase Notice. If (i) the Fair Market Value is determined under clauses (i) or (ii) of Sections 10.6(d) or (ii) such Shareholder (or his estate or legal representative, as the case may be) does not dispute the Board's determination of Fair Market Value under clause (iii) of Section 10.6(d) within the time period specified below for giving the Repurchase Appraisal Notice, then Nextera shall pay to such Shareholder (or his estate or legal representative, as the case may be), in cash and within (30) thirty days of the date of the Repurchase Valuation Notice, the Fair Market Value of the shares of Nextera Class A Stock being repurchased and such Shareholder (or his estate or legal representative) shall deliver to Nextera the certificates representing such shares duly endorsed for transfer, free and clear of any and all liens, encumbrances, charges or claims. If the Fair Market Value is determined under clause (iii) of Section 10.6(d) and such Shareholder (or his estate or legal representative, as the case may be) disputes the Board's determination of Fair Market Value as set forth in the Repurchase Valuation Notice, then such Shareholder (or his estate or legal representative, as the case may be) shall so notify the Board in writing (the "Repurchase Appraisal Notice") within five (5) business days of receipt of the Repurchase Valuation Notice. Any dispute by such Shareholder under this Section 6.2 shall be resolved according to Section 10.6(d), provided that each reference in Section 10.6(d) to the "Shareholder Representative" or the "Shareholders" shall be deemed to be the disputing Shareholder under this Section.

               In the event that Nextera exercises the Repurchase Option under
Section 6.2(b) above, Nextera shall, within ten (10) days after such repurchase, offer in writing to sell to the Eligible Persons (as defined below) all of the repurchased shares of Nextera Class A Stock at the same price paid by Nextera to the applicable Shareholder (or his estate or legal representative, as the case may be). Each Eligible Person shall have the right (but not the obligation) to purchase his percentage of such Nextera Class A Stock set forth below; provided that the other Eligible Persons shall have the right to acquire (on a pro rata basis) any portion of such Nextera Class A Stock which an Eligible Person elects not to purchase. In order to exercise the purchase rights of the Eligible Persons, the

Shareholder Representative shall deliver a written notice to the Company (the "Acceptance Notice"), specifying the number, if any, of shares of such Nextera Class A Stock which the Eligible Persons have elected to purchase, within thirty
(30) days after his receipt of Nextera's written offer and, in the event that one or more Eligible Persons has elected to purchase a portion of the Option, the closing of such re-sale shall occur within thirty (30) days after delivery of the Acceptance Notice. "Eligible Persons" shall mean those of the Shareholders who hold Nextera Class A Stock on the date of the Repurchase Notice. The number of shares of Nextera Class A Stock which any Eligible Person is entitled to purchase shall be calculated pro rata based on the following weighting system: Rosenfield (30%) Carlton (30%), Fischel (30%) and Landes (10%). Any of the foregoing individuals who are not Eligible Persons on the determination date shall be eliminated from the pool, with the result that the pro rata portions of the remaining Eligible Persons shall be increased proportionately to total 100%.

        The Repurchase Option, and the purchase rights of Eligible Persons, shall also apply to shares of Nextera Class A Stock (and options to purchase Nextera Class A Stock) which any Shareholder acquires from any other person.

        The Repurchase Option shall terminate upon an Initial Public Offering.

        Nextera covenants and agrees that the repurchase rights and other provisions of this Section 6.2 override the provisions of Section 4.4 of the Stockholders Agreement (which are not applicable to the Shareholders).

        6.3. Right of First Refusal. Each Shareholder that is signing a Confidentiality and Proprietary Rights Agreement agrees that if he finalizes the material terms of employment or engagement with any commercial enterprise that engages in business that is competitive with Lexecon (a "Competitor") at any time within four years after the Closing Date, such Shareholder shall give a written notice (the "Competitor Notice") to Lexecon describing fully the proposed terms of such arrangement, and the name and address of the Competitor. Lexecon shall have the right to employ or engage such Shareholder on substantially equivalent terms as set forth in the Competitor Notice by delivery of a notice of exercise of its right of first refusal (the "Lexecon Notice") within forty-five days after the date the Competitor Notice is delivered to Lexecon. Upon receipt of the Lexecon Notice, such Shareholder agrees to cease all discussions and negotiations with the Competitor and any other Competitors. Nothing in this Section 6.1 shall permit any Shareholder to negotiate with Competitors during any period in which the covenants and agreements of such Shareholder set forth in Sections 6.1(b) and 6.1(c) above are in effect.

SECTION 7. OTHER COVENANTS.

        7.1. Authorization and Consent from Others. Prior to the Closing Date, the Shareholders and Lexecon will attempt to obtain the authorizations, consents and permits of others set forth on Exhibit F required to permit the consummation by the Shareholders and Lexecon of the transactions contemplated by this Agreement.

        7.2. Consummation of Agreement. Nextera, Lexecon and each of the Shareholders shall use their commercially reasonable efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

        7.3. Cooperation. Lexecon and each of the Shareholders shall cooperate with all reasonable requests of Nextera and Nextera's counsel in connection with the consummation of the transactions contemplated hereby. Nextera shall cooperate with all reasonable requests of Lexecon's and the Shareholders' counsel in connection with the consummation of the transactions contemplated hereby.

        7.4. [Intentionally Omitted]

        7.5. Tax Returns. The Shareholders shall be responsible for Tax Returns of Lexecon for the period from January 1, 1998 through the end of the day which is the day prior to the Closing Date. Lexecon shall be responsible for all of its Tax Returns for all periods beginning on the Closing Date and thereafter. The parties shall cooperate in all reasonable respects with each other to permit Lexecon and its Subsidiaries in accordance with applicable law to promptly prepare and file on or before the due date or any extension thereof all federal, state and local Tax Returns relating to Lexecon and/or its Subsidiaries and shall cooperate with respect to all tax matters, including, but not limited to, any federal or state tax audit. The parties shall treat the transactions contemplated under this Agreement and the Share Exchange Agreement as a single, integrated transaction which is intended to satisfy the requirements of Code
Section 351 (and any corresponding provisions of state, local or foreign tax law) in which no gain or loss is intended to be recognized for Tax purposes by the Shareholders as a result of the receipt of the Nextera Class A Stock pursuant hereto, and shall file all Tax Returns and other filings in a manner consistent with such treatment.


        7.6. Option Pool. Nextera agrees to grant to employees of Lexecon and new hires options to purchase shares of Nextera Class A Stock (the "Employee Options") in accordance with the term sheet attached as Exhibit G hereto. Such options will be issued under the Nextera/Lexecon Limited Purpose Stock Option Plan, a copy of which is attached hereto as Exhibit H. Each of Rosenfield, Fischel and Carlton shall be granted Employee Options having a Black-Scholes value (computed in accordance with such term sheet) of $366,666. The allocation of the other Employee Options shall be mutually agreed by Nextera and the Shareholder Representative.

        7.7. Books and Records; Tax Matters.

               (a) Books and Records. Each party agrees that it will cooperate with and make available to the other parties, during normal business hours, all books and records, information and employees (without substantial disruption of employment) which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 7.10(a) shall be subject to the terms of the Confidentiality and Nondisclosure Agreement previously entered into between the parties.

               (b) Cooperation and Records Retention. The Shareholders and Nextera shall (i) each provide the other with such assistance as may reasonably be requested in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the others with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the others with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the others for any period. Without limiting the generality of the foregoing, the Shareholders and Nextera shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing and shall not destroy or otherwise dispose of any such records without first providing the other parties with a reasonable opportunity to review and copy the same.

        7.8. Release of Personal Guarantees. Nextera agrees to use its commercially reasonable efforts (a) to have the Shareholders released from personal guarantees of the obligations of Lexecon (the "Guarantees"), (b) to provide for a replacement Letter of Credit with respect to Lexecon's office lease and (c) to cause to be returned to Lexecon the existing Letter of Credit with respect to Lexecon's office lease.

        7.9. Lexecon Board of Directors/Operating Committee. Nextera agrees that Lexecon's business affairs will be managed, subject to the determinations of Nextera's

Board of Directors, by Lexecon's Board of Directors/Operating Committee to be formed effective with the Closing. Lexecon's Board of Directors/Operating Committee shall consist of Andrew M. Rosenfield, Daniel R. Fischel, Dennis W. Carlton (all of whom shall be entitled to remain in such position as long as they are fulfilling their obligations under their Service Agreements or Confidentiality and Proprietary Rights Agreements), Gresham T. Brebach, Jr. and Steven Fink.

        7.10. Directors' and Officers' Liability Insurance. Nextera has provided Lexecon with a copy of the directors' and executive officers' liability insurance policy currently maintained by Nextera. Nextera agrees that it or an Affiliate will maintain such directors' and executive officers' liability insurance, or such substitute coverage as approved by the Board of Directors of Nextera, in the event that (and for so long as) any Shareholder or Gary Becker is a director of Nextera. For so long as any of the Shareholders serves as a director or officer of Lexecon, Nextera shall (i) use all commercially reasonable efforts to afford them coverage under the directors' and officers' liability insurance policy of Nextera (or an Affiliate) then in effect and (ii) provide (or cause Lexecon to provide) indemnification rights at least as favorable as those currently in effect at Lexecon. Nextera's obligation to provide the above-referenced insurance coverage shall be subject to the Shareholders providing any cooperation as reasonably requested by the insurance carriers.

        7.11. Milberg Action. As an accommodation to the Shareholders, Lexecon will remain a party to the Milberg Action until Lexecon's involvement as a party to the Milberg Action is no longer necessary as mutually determined in good faith by the Shareholders and the Board of Directors of Lexecon.

        7.12. Termination of Third Amended and Restated Shareholders Agreement. As of the Closing, Lexecon and the Shareholders agree that the Third Amended and Restated Shareholders Agreement dated December 21, 1990 by and among Lexecon and the Shareholders shall be terminated and be of no further force or effect.

        7.13. Lexecon Insurance. Subject to obtaining any cooperation of the Shareholders as reasonably required by the insurance carrier, for so long as any Shareholder is an employee, consultant or service provider to Lexecon, Nextera shall use commercially reasonable efforts to either (a) continue Lexecon's existing malpractice, errors and omissions insurance or (b) replace such insurance with other policies (including tail coverage) offering coverage substantially similar to (or greater than) that currently in effect.

        7.14. Special Tag-Along Rights. Promptly following the Closing, Nextera shall take all actions necessary to allow the Shareholders to participate in the "Special Tag-Along Right" in Section 6.2 of the Stockholders Agreement (and, in the event that Nextera is unable to obtain any necessary stockholder consents to such action, Nextera and the Shareholders shall develop and enter into a reasonably satisfactory alternative arrangements).

        7.15. Certain Transactions. Prior to completing an Initial Public Offering, Nextera shall not enter into any "Covered Transaction" (as hereinafter defined) with any Affiliate without the prior approval of the Shareholder Representative. A "Covered Transaction" shall mean (i) any transaction or related series of transactions between Nextera or any subsidiary of Nextera and an Affiliate (including Affiliates of such Affiliate) which involves, in the aggregate, a transaction sum in excess of $2,000,000 or (ii) any transaction between Nextera or any subsidiary of Nextera and an Affiliate (including Affiliates of such Affiliate) if such transaction, when taken together with all other transactions between Nextera and such Affiliate (including all Affiliates of such Affiliate) during any period of 24 consecutive months, involves, in the aggregate, a total transaction sum or value in excess of $2,000,000.

SECTION 8. CONDITIONS.

        8.1. Conditions to the Obligations of Nextera. The obligation of Nextera to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

                (a) Service Agreements. Andrew M. Rosenfield shall have executed and delivered to Nextera a Service Agreement, substantially in the form attached hereto as Exhibit E.

                (b) Confidentiality and Proprietary Rights Agreement. Each of Daniel R. Fischel, Dennis W. Carlton and William M. Landes shall have executed and delivered to Nextera a Confidentiality and Proprietary Rights Agreement, substantially in the form attached hereto as Exhibit I.

                (c) Opinion of Counsel. On the Closing Date, Nextera shall have received from Kirkland & Ellis, as counsel for Lexecon and the Shareholders, an opinion as of said date, in the form attached hereto as Exhibit J.

                (d) No Litigation. There shall be no temporary or permanent injunction or other order issued by any court of competent jurisdiction prohibiting the transactions contemplated hereunder.

                (e) Stockholders Agreement. Each of the Shareholders shall have executed the Supplement to Stockholders Agreement in the form attached hereto as Exhibit K whereby each Shareholder shall agree to be bound by the terms of that certain Stockholders Agreement dated as of August 31, 1998, as amended, by and among Nextera LLC, Nextera and the other individuals and entities listed on the signature pages thereto (the "Stockholders Agreement"), a copy of which is attached hereto as Exhibit L.

                (f) Release. Each of the Shareholders shall have executed a Release in the form attached hereto as Exhibit M and each of the persons listed on Schedule 8.1 shall have executed a Release in the form attached hereto as Exhibit N.

                (g) Lock Up. Each of the Shareholders shall have executed a Lock-Up Agreement in the form attached hereto as Exhibit O.

                (h) Supplemental Letter Agreements. Each of the individuals listed on Schedule 8.1 shall have entered into a Supplemental Letter Agreement with Lexecon in the form attached hereto as Exhibit P, including the annexes attached thereto.

                (i) Execution of Agreements. The Shareholders and Lexecon shall have executed and delivered this Agreement and the other agreements and documents to be delivered in connection with the transactions contemplated by this Agreement.

                (j) Simultaneous Contributions. The closing of the transactions contemplated by the Share Exchange Agreement shall occur simultaneously with the Closing.

        8.2. Conditions to Obligations of Lexecon and the Shareholders. The obligation of the Shareholders to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

                (a) No Litigation. There shall be no temporary or permanent injunction or other order issued by any court of competent jurisdiction prohibiting the transactions contemplated hereunder.

                (b) Opinion of Counsel. On the Closing Date, the Shareholders shall have received from Maron & Sandler, counsel for Nextera, an opinion as of said date, in form attached hereto as Exhibit Q.

                (c) Execution of Agreements. Nextera shall have executed and delivered this Agreement and the other agreements and documents (including, without limitation, stock certificates and option grants) to be delivered in connection with the transactions contemplated to this Agreement.

                (d) Simultaneous Contributions. The closing of the transactions contemplated by the Share Exchange Agreement shall occur simultaneously with the Closing.

SECTION 9. RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

        9.1. Survival of Warranties. Each of the representations, warranties, agreements, covenants and obligations herein are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto; provided, however, that such representations and warranties shall expire on the same dates as and to the extent that the rights to indemnification with respect thereto under Section 10 shall expire.

SECTION 10. INDEMNIFICATION.

        10.1. Indemnification by the Shareholders. The Shareholders severally, but not jointly, agree subsequent to the Closing to indemnify and hold Lexecon, Nextera and their respective subsidiaries and Affiliates and persons serving as officers, directors, partners, managers, stockholders, members, employees and agents thereof (other than the Shareholders) (individually a "Nextera Indemnified Party" and collectively the "Nextera Indemnified Parties") harmless from and against any Damages which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

                (a) fraud, intentional misrepresentation or deliberate and willful breach of any representations or warranties of Lexecon or the Shareholders under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto (collectively, "Fraud Claims");

                (b) any breach of any representation or warranty set forth in Sections 3.3 or 4.2 of this Agreement (collectively, "Ownership Claims");

                (c) any Liability of Lexecon or the Shareholders for Taxes arising from the activities of Lexecon and all events and transactions prior to the Closing or breach of the representations and warranties set forth in Sections 3.8 or 3.22 hereof or breach of covenant with respect to Taxes or tax related matters (collectively, "Tax Claims");

                (d) the Milberg Liabilities and any breach of Sections 3.8(t) or
3.30 (claims for which are referred to herein as "Excluded Liability Claims");

                (e) any breach of the covenants of the Shareholders contained in this Agreement ("Covenant Claims"); and

                (f) other than Fraud Claims, Ownership Claims, Tax Claims, Covenant Claims or Excluded Liability Claims, any other breach of any representation or warranty of the Shareholders under this Agreement or in any schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants (collectively, "General Claims").

        10.2. Limitations on Indemnification by the Shareholders. Anything contained in this Agreement to the contrary notwithstanding, the liability of the Shareholders to provide any indemnification to any Nextera Indemnified Party and right of Nextera Indemnified Parties to indemnification under Section 10.1 shall be subject to the following provisions:

                (a) Other than Fraud Claims, Ownership Claims, Tax Claims, Covenant Claims and Excluded Liability Claims, no claims for indemnification shall be made under this Agreement against any Shareholder after the date which is eighteen (18) months following the Closing.

                (b) No claims for indemnification shall be made under this Agreement against any Shareholder, and no indemnification shall be payable to any Nextera Indemnified Party, with respect to any Tax Claim after expiration of all applicable statutes of limitation with respect to the Tax that is the subject of the indemnification claim taking into account any extensions thereof with respect to collection of the Tax.

                (c) The aggregate amount to be payable to all Nextera Indemnified Parties by each Shareholder for claims for indemnification hereunder shall in no event exceed such Shareholder's Lexecon Indemnification Percentage (as defined below) of $40,000,000, provided that no Shareholder shall be required to pay to any Nextera Indemnified Party cash in an amount greater than the sum of (i) the cash consideration paid to such Shareholder under this Agreement (including the cash portions of the Closing Amount and Holdback Amount as adjusted pursuant to Section 2.5) and (ii) the cash consideration received, directly or indirectly, by such Shareholder upon the sale, transfer or other disposition of the Nextera Class A Units received by Shareholder under this Agreement. The "Lexecon Indemnification Percentage" of each Shareholder for this purpose shall be the percentage labeled "Lexecon Indemnification Percentage" set forth opposite each Shareholder's name on Exhibit A.

                (d) The Shareholders shall have no obligation for claims for indemnification hereunder until aggregate claims for indemnification hereunder exceed $625,000, in which case the Shareholders shall be obligated for indemnification of claims in excess of a $250,000 deductible; provided, however, that this clause (d) shall not apply in connection with the calculation or the payment of the Adjustment Amount.

                (e) Notwithstanding the foregoing, claims for indemnification with respect to Fraud Claims, Ownership Claims, Tax Claims (except with respect to subsection (b) above), Covenant Claims and Excluded Liability Claims shall not be subject to any of the limitations or restrictions contained in this
Section 10.2.

        10.3. Indemnification by Nextera. Nextera agrees to indemnify and hold the Shareholders (individually a "Shareholder Indemnified Party" and collectively the "Shareholder Indemnified Parties") harmless from and against any Damages which may be sustained or suffered by any of them arising out of or based upon (a) any breach of any representation, warranty or covenant made by Nextera in this Agreement or in any certificate delivered by Nextera hereunder,
(b) by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting such a breach or (c) any Liabilities (including reasonable attorney's fees) resulting from any of the obligations of the Shareholders under the Guarantees after the Closing ("Guarantee Claims").

        10.4. Limitation on Indemnification by Nextera. Notwithstanding the foregoing, (a) no indemnification claims shall be made under this Agreement against Nextera with respect to claims asserted pursuant to Section 10.3 above after the date which is eighteen (18) months after the Closing, (b) the aggregate amount to be payable by Nextera pursuant to Section 10.3 shall not exceed $40,000,000, and (c) Nextera shall have no obligation for indemnification hereunder until aggregate claims for indemnification hereunder exceed $625,000, in which case Nextera shall be obligated for indemnification of claims in excess of a $250,000 deductible. The foregoing notwithstanding, the following claims for indemnification shall not be subject to any of the limitations set forth in this Section 10.4: (i) Guarantee Claims; (ii) claims with respect to any breach by Nextera of any covenant contained in this Agreement and (iii) claims with respect to fraud, intentional misrepresentation or the deliberate and willful breach of any representations or warranties of Nextera under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto made under this Agreement.

        10.5. Notice of Claims; Dispute of Claims; Defense of Claims.

                (a) If any claim for indemnification hereunder (a "Claim) is to be made by a party entitled to indemnification hereunder against the indemnifying party, the indemnified party shall give written notice (a "Claim Notice") to the indemnifying party as soon as reasonably practicable after the indemnified party becomes aware of any fact, condition or event which may give rise to a Claim, including a claim or liability asserted by a third party, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. The Claim Notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within twenty (20) days after receiving the Claim Notice the indemnifying party shall give written notice (a "Claim Response") to the indemnified party stating whether it disputes the Claim and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice in a Claim Response that it disputes the Claim within twenty (20) days after receipt of the Claim Notice, it shall be deemed to have accepted and agreed to the Claim, which shall become immediately due and payable.

               (b) If the indemnifying party gives notice in a Claim Response that it disputes the Claim within twenty (20) days after receipt of the Claim Notice and the subject Claim is with respect to a third party claim or liability, the indemnifying party shall be entitled to direct the defense against a third party claim or liability as set forth in subsection (c) below. If the Claim is not with respect to a third party claim or liability, the parties shall negotiate in good faith a settlement of such Claim for a period of twenty (20) days. If no such settlement is reached within sixty (20) days after the indemnified party's receipt of the Claim Response, the Claim shall be referred to the American Arbitration Association, to be settled by binding arbitration in Los Angeles, California, in accordance with the commercial arbitration rules of the Association. The fees and expenses of the arbitrator shall be borne equally by the Shareholders and Nextera. The determination of the arbitrator as to the amount, if any, of the Claim which is properly allowable shall be conclusive and binding upon the parties hereto and judgment may be entered thereon in any court having jurisdiction thereof, including, without limitation, any Superior Court in the State of California. The arbitrator shall have the authority to award to the prevailing party reasonable costs and expenses including attorney's fees and the cost of arbitration.

               (c) Provided the indemnifying party provides a timely Claim Response in accordance with subsection (a) above, the indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised in writing by counsel that representation of both parties by the same counsel would violate applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party in a timely Claim Response, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it with the indemnifying party's consent, such consent not to be unreasonably withheld or delayed. The indemnifying party shall be liable for any settlement (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

        10.6. Satisfaction of Indemnification Obligations; Release of Holdback Amount.

                (a) Any indemnification obligations of the Shareholders under this Section 10 shall be satisfied in the form of 35% cash and 65% Nextera Class A Stock, with such stock valued at its Fair Market Value on the date of payment as set forth in subsection (d) below. Subject to the limitations of Sections
10.5 and 10.2 above, to the extent any indemnifying party is unable to tender Nextera Class A Stock in accordance with the foregoing percentage formula, the deficit shall be paid in the form of cash. In order to satisfy the indemnification obligations of the Shareholders due in the form of Nextera Class A Stock, Nextera shall proceed first directly against the Holdback Amount, if any, and then directly against the Shareholders.

               (b) Nextera agrees to deliver to the Shareholders no later than the day which is twelve (12) months after the Closing one-half of the number of shares of Nextera Class A Stock from the Holdback Amount, unless there remains unresolved any Claims as to which Nextera has delivered a Claim Notice, in which event that portion of the Holdback Amount that is equal to 100% of the estimated Damages associated with such unresolved Claims (as promptly agreed in good faith by Nextera and the Shareholder Representative) shall continue to be held by Nextera until all such Claims have been satisfied or otherwise resolved pursuant to Section 10 hereof. Nextera agrees to deliver to the Shareholders no later than the day which is eighteen (18) months after the Closing the remaining Holdback Amount, unless there exist unresolved any Claims as to which Nextera has delivered a Claim Notice in which event that portion of the Holdback Amount that is equal to 100% of the estimated Damages associated with such unresolved Claims (as promptly agreed in good faith by Nextera and the Shareholders Representative) shall continue to be held by Nextera until all such Claims have been satisfied or otherwise resolved pursuant to Section 10 hereof.

               (c) Each of the Shareholders acknowledges and agrees that Nextera's claims for indemnification shall not be limited to the Holdback Amount and that the Holdback Amount shall not be Nextera's exclusive source of indemnification from the Shareholders pursuant to Section 10. Each of the Shareholders agree that Nextera may take any and all action or exercise any remedy available to it by appropriate legal proceedings to collect any Damages to which it is entitled under this Section 10.

               (d) The "Fair Market Value" of a share of Nextera Class A Stock as of a given date shall be (i) the average closing price of a share of Nextera Class A Stock on the principal exchange on which shares of Nextera Class A Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the ten most current trading days immediately prior to such date, or (ii) if Nextera Class A Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, the average mean between the closing representative bid and asked prices for the Nextera Class A Stock on the ten (10) most recent trading days immediately prior to such date as reported by NASDAQ or such successor quotation system; or (iii) if Nextera Class A Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the Fair Market Value of a share of Nextera Class A Stock as established by the Board of Directors of Nextera (the "Board") acting in good faith and the Board shall notify the Shareholder Representative in writing of its determination (the "Valuation Notice"). If the Shareholder Representative disputes the Fair Market Value as determined by the Board, then the Shareholder Representative shall so notify the Board in writing (the "Appraisal Notice") within five (5) business days of delivery of the Valuation Notice. Within fifteen (15) business days of the delivery of the Appraisal Notice, the Board and the Shareholder Representative shall each appoint a professional appraiser to determine the Fair Market Value. Each appraiser shall have at least five (5) years experience in appraising companies similar to Nextera. The two appraisers shall within the succeeding twenty (20) day period after their selection, attempt to reach agreement on the Fair Market Value. If the appraisers reach such agreement, their agreement shall be final and binding on the parties. If the appraisers fail to agree to agree, they shall within ten (10) days thereafter select a third appraiser with the same qualification requirements, and the three (3) appraisers shall establish the Fair Market Value by majority vote within the succeeding twenty (20) day period and such determination of the Fair Market Value shall be final and binding on the parties. In all events, the appraisers selected shall be unaffiliated with and otherwise independent of Nextera, Lexecon, the Shareholders, and their Affiliates. If the Fair Market Value as determined by the appraisers is not at least five percent (5%) greater than the value as determined by the Board, then the Shareholders shall pay all costs associated with the appraisers. If the Fair Market Value as determined by the appraisers is at least five percent (5%) greater than the value as determined by the Board, then Nextera shall pay for all costs associated with the appraisers. The "Fair Market Value" of an option to purchase a share of Nextera Class A Stock shall be equal to the Fair Market Value of the share less the option exercise price.

SECTION 11. MISCELLANEOUS.

        11.1. Fees and Expenses. Each party shall bear its own fees, commissions and expenses incurred in connection with the negotiation and the consummation of the transactions contemplated by this Agreement; provided that Lexecon will pay the reasonable fees and out-of-pocket expenses of the Shareholders incurred in connection with the transactions contemplated herein.

        11.2. Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of California without regard to its conflict of laws provisions.

        11.3. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

        TO NEXTERA:                      Nextera Enterprises, Inc.
                                         One Cranberry Hill
                                         Lexington, MA 02173
                                         Attention:  Gresham T. Brebach, Jr.
                                         Fax:  (781) 778-4500

        With a copy to:                  Latham & Watkins
                                         701 "B" Street, Suite 2100
                                         San Diego, CA 92101
                                         Attention:  David A. Hahn, Esq.
                                         Fax:  (619) 696-7419

        With an additional copy to:      Maron & Sandler
                                         844 Moraga Drive
                                         Los Angeles, CA  90049
                                         Attention:  Stanley E. Maron, Esq.
                                         Fax:  (310) 440-3690

        TO LEXECON:                      Lexecon Inc.
                                         332 S. Michigan Ave., Suite 1300
                                         Chicago, IL  60604
                                         Attention: Andrew Rosenfield
                                         Fax:  (312) 322-0218

        With a copy to:                  Kirkland & Ellis
                                         200 East Randolph Drive
                                         Chicago, Illinois  60601
                                         Attention:  Jeffrey T. Sheffield, Esq.
                                         Fax:  (312) 861-2200

        TO ANY SHAREHOLDER:              c/o Lexecon Inc.
                                         332 S. Michigan Ave., Suite 1300
                                         Chicago, IL  60604
                                         Attention: [Name of Shareholder]
                                         Fax:  (312) 322-0218

        With a copy to:                  Kirkland & Ellis
                                         200 East Randolph Drive
                                         Chicago, Illinois  60601
                                         Attention:  Jeffrey T. Sheffield, Esq.
                                         Fax:  (312) 861-2200

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

        11.4. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits.

        11.5. Assignability; Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; provided, however, that (i) the Shareholder Representative may consent on behalf of each of the Shareholders and
(ii) although Nextera represents that it has no intention to do so as of the date hereof, Nextera may, without the consent of the other parties, assign all such rights to a Subsidiary, to any Affiliate of Nextera or to a successor in interest to Nextera (including any Person that acquires Lexecon) which shall assume all obligations and liabilities of Nextera under this Agreement so long as Nextera remains primarily liable under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

        11.6. Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision



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

hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

        11.7. Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

        11.8. Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance; provided that the Shareholder Representative (as defined below) may consent to any such amendment or modification or waiver on behalf of the Shareholders; provided further that the Shareholder Representative may not enter into any such amendment or modification or waive any condition or covenant that materially and adversely affects any Shareholder differently than all other Shareholders affected thereby without the consent of such Shareholder. Each of the Shareholders hereby designate Andrew M. Rosenfield (the "Shareholder Representative") to act for and represent them in those matters with respect to which this Agreement specifies that the Shareholder Representative shall so act, including, without limitation, entering into any amendment to this Agreement, and Andrew M. Rosenfield hereby accepts such designation. Anything herein to the contrary notwithstanding, any amendment, modification or waiver to be given by the Shareholders under this Agreement may be given by the Shareholder Representative.

        11.9. Publicity and Disclosures. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Nextera and Lexecon, except as required by law.

        11.10. Specific Performance. The parties agree that it would be difficult to measure Damages which might result from a breach of this Agreement by the Shareholders and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by the Shareholders, Nextera shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to Nextera.

        11.11. Ambiguities in Drafting. Any presumption that an ambiguity in this Agreement should be construed against the document drafter or author is hereby waived and shall not apply with respect to any document interpretation.



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                                       64

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

                                    NEXTERA:

                                    NEXTERA ENTERPRISES, INC., a
                                    Delaware corporation

                                    By:   /s/ Stanley E. Maron
                                          --------------------------------------
                                          Name:   Stanley E. Maron
                                          Title:  Secretary

                                    LEXECON:

                                    LEXECON INC., an Illinois corporation


                                    By:   /s/ Andrew M. Rosenfield
                                          --------------------------------------
                                          Name:   Andrew M. Rosenfield
                                          Title:  Treasurer



SHAREHOLDERS:


  /s/ Dennis W. Carlton
-----------------------------
Dennis W. Carlton
Residence: Illinois


  /s/ Daniel R. Fischel
-----------------------------
Daniel R. Fischel
Residence:  Illinois


  /s/ William M. Landes
-----------------------------
William M. Landes
Residence:  Illinois


  /s/ Andrew M. Rosenfield
-----------------------------
Andrew M. Rosenfield
Residence:  Illinois




                                       65